UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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UNITED BANKSHARES, INC.

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 2015 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. (“United”) will be held at The Mayflower Hotel, State Room, 1127 Connecticut Avenue NW, Washington, D.C. on Wednesday, May 20, 2015, at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.     To elect thirteen (13) persons to serve as directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

2.     To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2015.

3.     To approve, on an advisory basis, the compensation of United’s named executive officers.

The close of business on March 11, 2015, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Annual Meeting.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

By Order of the Board of Directors

Richard M. Adams

Chairman of the Board and

Chief Executive Officer

April 3, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our 2014 Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

UNITED BANKSHARES, INC.

2015 PROXY STATEMENT

United Bankshares, Inc. P.O. Box 1508 United Square Fifth and Avery Streets Parkersburg, West Virginia 26101

PROXY STATEMENT

General Information

These proxy materials are delivered in connection with the solicitation by the Board of Directors of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 20, 2015, beginning at 4:00 p.m. The Meeting will be held at The Mayflower Hotel, State Room, 1127 Connecticut Avenue NW, Washington, D.C.

This proxy statement, form of proxy and voting instructions are being mailed on or about April 3, 2015.

VOTING INFORMATION

Shareholders Entitled to Vote

Holders of record of United common shares at the close of business on March 11, 2015, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 69,389,659 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Proxies

Shareholders of record may vote their proxies by mail, in person at the Annual Meeting, by telephone or by Internet.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Vote By Telephone or Internet

If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

Vote at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you. On the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

Required Vote and Cumulative Voting

The presence, in person or by proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2015 Annual Meeting, the number of directors to be elected is thirteen (13). Each shareholder has the right to cast thirteen (13) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the thirteen (13) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which does not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of United Bankshares, Inc. in order to elect to the Board of Directors the maximum number of nominees named in this proxy statement.

With respect to (i) the ratification of the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year that began January 1, 2015 and the (ii) approval of, on an advisory basis, the compensation of United’s named executive officers, if a quorum exists, the affirmative vote of a majority of the votes cast is required for approval of such matters. In voting for these matters, shares may be voted “for” or “against” or “abstain”. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote.

On March 11, 2015, there were 69,389,659 shares of common stock outstanding that are held by approximately 6,895 shareholders of record and 22,406 shareholders in street name. The presence in person or proxy of a majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the Meeting.

Cost of Proxy Solicitation

We will bear the entire cost of soliciting proxies from our shareholders. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. United has retained Georgeson Inc. of Jersey City, New Jersey (“Georgeson”) pursuant to a retention letter dated January 9, 2015, to assist in soliciting proxies from institutional investors, nominee accounts and beneficial holders. United is not retaining Georgeson to solicit proxies from registered holders or from non-objecting beneficial owners. Georgeson’s fee for the above services is $6,500 plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, nominee holders and institutional investors, United has retained Proxy Express of Lyndhurst, New Jersey. Proxy Express will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to beneficial owners. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses. Proxy Express will then assist in the delivery of proxy materials to these accounts for distribution. Proxy Express will also assist in the distribution of proxy materials to institutional investors.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon Securities and Exchange Commission (“SEC”) rules that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholders at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: United Bankshares, Inc., Shareholder Relations Department, 514 Market Street, Parkersburg, WV 26102 or by telephoning us at (304) 424-8800.

List of Shareholders

If a shareholder requests a list of shareholders entitled to vote at the 2015 Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the 2015 Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of one class of thirteen (13) directors. Thirteen (13) directors will be elected at our 2015 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2016. The Company’s Restated Bylaws provide that the number of directors shall be at least five (5) and no more than thirty-five (35) with the composition and number of nominees to be set at the discretion of the Board of Directors. For the election of directors at the 2015 Annual Meeting, the Board of Directors established the composition and number of directors to be elected at thirteen (13).

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the thirteen (13) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his successor has been elected or until his death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2016 at the Annual Meeting: Richard M. Adams, Robert G. Astorg, Peter A. Converse, Lawrence K. Doll, W. Douglas Fisher, Theodore J. Georgelas, John M. McMahon, J. Paul McNamara, Mark R. Nesselroad, William C. Pitt, III, Mary K. Weddle, Gary G. White and P. Clinton Winter, Jr. All of the nominees are directors standing for re-election.

The Board of Directors recommends a vote “FOR” the election of each of these nominees for Director.

We expect each nominee for election as a director to be able to serve if elected. To the extent permitted under applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation, current public company directorships, as well as public company directorships held at any time during the past five years, share holdings and certain other information about the nominees for director are set forth on the following pages.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years (d)	Shares (a)	Options (b)%

RICHARD M. ADAMS, 68, is the Chairman and Chief Executive Officer of both United and United Bank (WV). Mr. Adams served as the Chief Executive Officer of The Parkersburg National Bank (PNB), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of United since 1984.	667,244	221,625	1.28%

Mr. Adams has worked in the banking industry for more than 40 years and has successfully served as the Company’s Chairman and Chief Executive Officer for 39 years. Mr. Adams has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. Mr. Adams is very familiar with the Company’s business, industry, regulatory requirements, and markets. As Chairman and Chief Executive Officer, Mr. Adams provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board. Mr. Adams has successfully guided the Company through 29 acquisitions, growing the Company from $100 million to $12.3 billion in assets. Mr. Adams also serves on the Executive Committee.

ROBERT G. ASTORG, 71, is a Certified Public Accountant (CPA) and the Principal of Astorg & Jones CPAs, A.C. Mr. Astorg has been a director of the Company since 1991.	40,142	—	*

Mr. Astorg’s career has been mainly in the accounting and tax services business. Through his business career, Mr. Astorg has developed relationships with a multitude of business types and sizes. In his current position as the principal of Astorg & Jones CPAs, Mr. Astorg leads an accounting and tax firm comprised of 18 people which bills approximately $2 million per year. Mr. Astorg has a great deal of knowledge about strategic planning, human resources, as well as financial services. As a Certified Public Accountant, Mr. Astorg is able to analyze and understand the financial aspects of business. Mr. Astorg has over 40 years of experience on audit committees of banking companies. Mr. Astorg brings this broad and relevant experience to his role as a director of the Company, a member of the Risk Committee and the Chairman of the Audit Committee, where he has served as a financial expert for many years.

W. GASTON CAPERTON, III, 75, is the owner and sole proprietor of Caperton Consulting, LLC, former President of The College Board, and a director emeritus of Owens Corning and Prudential Financial, Inc. Mr. Caperton is also the former Governor of the State of West Virginia. Mr. Caperton has been a director of the Company since 1997.	36,599	—	*

Mr. Caperton served for 14 years as the President of The College Board (a non-profit membership association of over 5,900 schools, colleges and universities). Mr. Caperton served as the Governor of the State of West Virginia from 1988 to 1996. For almost 25 years, Mr. Caperton was an entrepreneur and the CEO and owner of the tenth largest privately owned insurance brokerage firm in the United States. He also has owned a bank and mortgage banking company. For two years, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College. As a former president of a non-profit association, a former state Governor and a former owner of an insurance brokerage firm, Mr. Caperton has gained a great deal of knowledge about administration, insurance, government, public policy, marketing and sales. Mr. Caperton brings this management and leadership experience to his role as a director of the Company and a member of the Executive, Compensation, and Governance and Nominating Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years (d)	Shares (a)	Options (b)%

PETER A. CONVERSE, 64, is the former President and Chief Executive Officer of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank. Mr. Converse is a director of United Bank (VA). Mr. Converse has been a director of the Company since 2014.	600,025	—	*

Mr. Converse has extensive banking experience of over 40 years. He served as a director of Virginia Commerce Bancorp, Inc. for 20 years. Mr. Converse joined Virginia Commerce Bancorp, Inc. in January 1994 as President and Chief Executive Officer. Prior to that, Mr. Converse was the Senior Vice President/Chief Lending Officer for Federal Capital Bank from March 1992 to December 1993; Senior Vice President of Bank of Maryland from October 1990 to March 1992; and Executive Vice President/Chief Lending Officer for Century National Bank from May 1986 to July 1990 and Senior Vice President/Chief Lending Officer for Central National Bank from July 1979 to April 1986.

LAWRENCE K. DOLL, 65, is the President of The Lawrence Doll Company and Lawrence Doll Homes LLC. Mr. Doll is also the Chairman of United Bank (VA). Mr. Doll has been a director of the Company since 2004.	4,747	12,000	*

Mr. Doll has extensive knowledge and experience in the commercial and residential real estate industry. Mr. Doll has founded and owned several businesses since entering the real estate industry in 1980. Through his business experience, Mr. Doll has gained excellent leadership and management skills. Mr. Doll understands commercial real estate lending as well as the marketing and sales of real estate. Mr. Doll brings this management and leadership experience to his role as a director of the Company and a member of the Executive Committee. Mr. Doll has also served as Chairman of United Bank (VA) for the past twelve years, which has provided him with relevant experience related to banking matters.

W. DOUGLAS FISHER, 77, is the former Chairman of the Board of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank. Mr. Fisher has been a director of the Company since 2014.	206,193	8,813	*

Mr. Fisher was a director of Virginia Commerce Bancorp, Inc. for approximately 25 years. He has extensive business experience in technology, banking, and finance. Mr. Fisher was a co-founder and Vice President of AZTECH Corporation, a computer software and systems company specializing in technology for membership associations nationwide, from 1969 to 1990 and 1992 to 1997. Mr. Fisher was Vice President of Executive Systems, Inc., a software and systems company, from 1990 to 1992. He retired in 1997. He served on the Arlington Bank Board of Advisors from 1980 to 1986. He also served for 12 years on the board of the non-profit organization, American Running Association. Mr. Fisher was a founding director of the Virginia Commerce Bank in 1988. He served as Chairman from 1999. Prior to that he served as the Virginia Commerce Bank’s Vice Chairman and Chairman of the Audit Committee.

THEODORE J. GEORGELAS, 68, is the Managing Director of the Georgelas Group Holdings, LLC. Mr. Georgelas is a current director and a former Chairman of United Bank (VA). Mr. Georgelas is also a former Chairman of the Board of Sector Communications. Mr. Georgelas has been a director of the Company since 1990.	46,291	—	*

Mr. Georgelas has spent his entire 40-year career heading a multi-national real estate development and construction company. During his business career, Mr. Georgelas has expanded from a spot builder of custom homes to a multi-faceted developer of commercial, industrial, retail and residential properties with primary geographic emphasis in the Mid-Atlantic states of Virginia, Maryland, Delaware and the District of Columbia. Mr. Georgelas has a broad range of experience in structuring financial transactions and legal documentation. Mr. Georgelas is also technologically proficient having formed a cellular phone business that was later sold. Mr. Georgelas brings this management and leadership experience to his role as a director of the Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years (d)	Shares (a)	Options (b)%

DOUGLAS J. LEECH, 60, is the former Founder, President, Chief Executive Officer and Chairman of the Board of Directors for Centra Financial Holdings, Inc. and Centra Bank, Inc. Mr. Leech is also a Certified Public Accountant (CPA) with an inactive status. Mr. Leech has been a director of the Company since 2011.	53,437	—	*

Mr. Leech has approximately 30 years of banking experience. Prior to Centra’s organization, Mr. Leech held a variety of positions at Huntington National Bank, including Chief Executive Officer and President of the southeast region and Chief Operating Officer. Mr. Leech is also a member of Mylan Inc.’s Board of Directors and serves as the chair of Mylan’s Corporate Governance and Nominating Committee, and participates on its Audit and Finance Committees. Mr. Leech is a former Chair of the West Virginia University Board of Governors, and has served on over 30 other boards ranging from major hospital systems to charitable organizations. Mr. Leech’s vision and dedication to Centra was paramount in Centra’s success and growth since its inception. Mr. Leech brings this extensive banking experience as well as his management and leadership skills and public accounting audit experience to his role as a director of the Company.

JOHN M. MCMAHON, 74, is the Chairman of the Board of Miller & Long Co., Inc. Mr. McMahon is a director of United Bank (VA). Mr. McMahon has been a director of the Company since 1998.	300,000	—	*

Mr. McMahon has been with Miller & Long, a concrete construction company, for 50 years. Mr. McMahon has held several senior management positions in his career with Miller & Long, including his current position as Chairman of the Board. Through these senior management roles, Mr. McMahon has gained valuable leadership and management skills overseeing many aspects of a business. Mr. McMahon brings this management and leadership experience to his role as a director of the Company, the Chairman of the Governance and Nominating Committee and as a member of the Executive and Compensation Committees.

J. PAUL MCNAMARA, 66, is the Chairman of Potomac Capital Advisors and the former President and Chief Operating Officer of Sequoia Bancshares, Inc. Mr. McNamara is also the Vice Chairman of United Bank (VA). Mr. McNamara has been a director of the Company since 2003.	66,649	—	*

Currently, Mr. McNamara is the Chairman of Potomac Capital Advisors, a privately held real estate investment company which advises two real estate partnerships. Mr. McNamara has spent over 30 years in the banking industry. Mr. McNamara was the President and Chief Operating Officer of Sequoia Bancshares for 15 years. Prior to Sequoia, Mr. McNamara worked for Manufacturers Hanover Trust Company for three years and the National Bank of Washington for 12 years where he held several senior management positions. Mr. McNamara has gained valuable insight through his banking experience in senior management positions into retail banking, commercial banking, bank operations and systems. Mr. McNamara brings this extensive knowledge of the banking industry to his role as a director of the Company and as a member of the Executive, Compensation and Risk Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years (d)	Shares (a)	Options (b)%

MARK R. NESSELROAD, 58, is the Chief Executive Officer of Glenmark Holding Limited Liability Company, a real estate development company. Mr. Nesselroad has been a director of the Company since 2011.	75,994	—	*

Prior to serving on United’s Board, Mr. Nesselroad served on Centra Financial Holdings, Inc.’s Board of Directors from 2003 to July of 2011. He was a member of Centra’s audit committee, executive committee, compensation committee and finance committee. Mr. Nesselroad is a real estate developer in one of United’s key markets. Mr. Nesselroad formerly served on the Board of Directors of the West Virginia Housing Development Fund and he currently serves on the Board of Directors of the West Virginia United Health System and Mylan Park Foundation, Inc. Mr. Nesselroad brings his knowledge of commercial real estate in a key geographic market of United as well as his extensive experience on boards of directors and committees to his role as a director of the Company and as the Chairman of the Risk Committee.

WILLIAM C. PITT, III, 70, is the former President and Chief Executive Officer of CSX Hotels (former parent company of The Greenbrier Hotel and RockResorts). Mr. Pitt has been a director of the Company since 1987.	10,216	—	*

Mr. Pitt began his career in the resort industry in 1965. Mr. Pitt was responsible for the successful expansion of the RockResorts brand internationally through acquisitions and internal development while maintaining The Greenbrier’s position as a five-star resort. Mr. Pitt has a broad range of management experience including strategic planning, global product branding, investment analysis, corporate reporting, capital allocation and personnel development. Mr. Pitt brings over 35 years of management and operations experience to his role as a director of the Company and a member of the Audit and Risk Committees.

MARY K. WEDDLE, 65, is a Certified Public Accountant (CPA) and a former Executive Vice President of The Long & Foster Companies. Ms. Weddle is a director of United Bank (VA). Ms. Weddle has been a director of the Company since 2004.	7,112	—	*

Ms. Weddle has spent her career in real estate and related financial services. For almost 20 years, she was in management and leadership roles in the real estate industry. Her former employer, The Long & Foster Companies, is the nation’s largest, privately-held real estate company. In her most recent position as Executive Vice President and head of Operations, which she held for almost 15 years, she skillfully brought together a team responsible for a wide variety of diverse activities, such as legal, marketing, information technology, human resources, and accounting. Her expertise as head of Operations covered strategic planning and the design and implementation of efficient systems and processes for distribution to over 12,000 people. She also understands customer service and consumer behavior. She brings this broad and relevant experience to her role as a director of the Company and as a member of the Audit Committee, where she has served as a financial expert for many years. Her designation and ongoing qualifications as a Certified Public Accountant give her the ability to analyze and understand the financial aspects of business.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years (d)	Shares (a)	Options (b)%

GARY G. WHITE, 65, is the Interim President of Marshall University. He is the former President and Chief Operating Officer of International Resource Partners LP and the former President and Chief Executive Officer of International Industries, Inc. Mr. White is also the former President and Chief Executive Officer of the West Virginia Coal Association. Mr. White has been a director of the Company since 2008.	46,848	—	*

Mr. White has served in several senior management positions in the coal industry for over 40 years. Mr. White also has more than 20 years of executive level experience with non-profit entities which provides him with a broad perspective on business operations. Mr. White has a good knowledge of the basic industries in the Company’s primary market areas. Mr. White has been a past director of another publicly traded banking company. Mr. White brings this expertise in corporate management to his role as a director of the Company and as a member of the Executive, Compensation and Governance and Nominating Committees.

P. CLINTON WINTER, JR., 67, is the President of Bray & Oakley Insurance Agency, Inc. Mr. Winter has been a director of the Company since 1996.	500,229	—	*

Mr. Winter has spent over 35 years working in the insurance and financial services industry. Mr. Winter’s experience as President of Bray & Oakley Insurance Agency, as well as a past chairperson of an audit committee of an acquired banking company, has provided him with significant financial experience. Mr. Winter also served on the executive committee and was the chairperson of the compensation committee for this acquired banking company. Through his long experience with the insurance and financial industries, Mr. Winter possesses expertise in financial and risk management matters as well as business development and marketing. Mr. Winter brings this knowledge of financial and risk management to his role as a director of the Company, the Chairman of the Compensation Committee and as a member of the Executive, Audit and Governance and Nominating Committees. Mr. Winter also serves as the Lead Director of the independent directors of the Board.

All Directors, Nominees and Executive Officers as a Group (22 persons)	5,000,576	526,962	7.91%

* Indicates the director owns less than 1% of United’s issued and outstanding shares.

Footnotes:

(a)

Includes stock held by United Bank’s (WV) Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Mr. Caperton, 6,281 shares; Mr. Pitt, 4,016 shares; Ms. Weddle, 7,112 shares; and Mr. Winter, 12,814 shares. United Bank’s (WV) Board of Directors exercises voting authority over 2,323,972 shares held by United Bank’s (WV) Trust Department. All of these shares are included in the 5,000,576 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. Astorg, 19,400 shares; Mr. Converse, 190,000 shares; Mr. Fisher, 16,326 shares; Mr. Georgelas, 43,964 shares; and Mr. Winter, 107,412 shares.

(b)

Beneficial ownership is stated as of March 5, 2015, including shares of common stock that may be acquired within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)

Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 14,264 shares; Mr. Astorg, 430 shares; Mr. Caperton, 30,318 shares; Mr. Fisher, 85 shares; Mr. Georgelas, 1,427 shares; Mr. McNamara, 10,800 shares; Mr. Nesselroad, 72,494 shares; Mr. White, 30,000 shares; and Mr. Winter, 44,852 shares.

(d)	United Bank (WV) and United Bank (VA) are subsidiaries of United.

Information as to Directors Who Will Not Stand for Re-election

W. Gaston Caperton, III and Douglas J. Leech will not be standing for re-election to the Board of Directors when their current term expires at this Annual Meeting. United has benefited from and is grateful for the wisdom and guidance provided by Mr. Caperton and Mr. Leech during their period of service to the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

As of March 5, 2015, directors of the Company and nominees owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.

The Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers constitute the named executive officers of the Company. The following table sets forth certain information regarding the named executive officers’ beneficial ownership of common stock of United as of March 5, 2015.

		Shares of Common Stock of the Company Beneficially Owned (1)
Title of Class	Name of Officer	Number of Shares	Percent of Class
Common Stock	Richard M. Adams	888,869	1.28%
Common Stock	James J. Consagra, Jr.	104,377	0.15%
Common Stock	Richard M. Adams, Jr.	138,316	0.20%
Common Stock	Craige L. Smith	54,574	0.08%
Common Stock	Steven E. Wilson	157,635	0.23%

Footnotes:

(1)

The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The number of shares includes shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. R. Adams, 221,625 shares; Mr. Consagra, 73,875 shares; Mr. R. Adams, Jr., 73,875 shares; Mr. Smith, 42,125 and Mr. Wilson, 39,900 shares. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 14,264 shares; Mr. R. Adams, Jr., 13,862 shares and Mr. Wilson, 8 shares.

Principal Shareholders of United

The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of March 5, 2015 unless otherwise noted. For purposes of this determination, the number of shares of United’s common stock beneficially owned by any person or persons is calculated as a percentage of the total number of shares of United’s common stock issued and outstanding as of March 5, 2015 plus the number of shares of United’s common stock that may be acquired by such person within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	9,475,675	(1)	13.70%

Common Stock	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,203,802	(2)	6.07%

Footnotes:

(1)

BlackRock, Inc. (BlackRock) is a global investment management firm that serves institutional and retail clients, including pension funds, foundations, endowments, official institutions, insurance companies, subadvisory relationships, high net worth individuals, family offices and private banks. BlackRock beneficially owns 9,475,675 or 13.70% of United’s common stock. BlackRock holds sole dispositive authority for the 9,475,675 shares and sole voting authority over 9,321,141 shares. BlackRock’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 30, 2015 made by BlackRock setting forth information as of December 31, 2014.

(2)

The Vanguard Group (Vanguard) is one of the world’s largest investment management companies, serving individual investors, institutions, employer-sponsored retirement plans, and financial professionals. Vanguard beneficially owns 4,203,802 or 6.07% of United’s common stock. Of these beneficially-owned shares, Vanguard holds sole voting authority over 94,655 shares, sole dispositive authority over 4,114,347 shares, and shared dispositive authority over 89,455 shares. Vanguard’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 9, 2015 made by Vanguard setting forth information as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file reports of holdings and transactions in United shares with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely on our review of the copies of such reports furnished and written representations, no person required to file such reports during 2014 failed to file such reports on a timely basis or failed to file a report except for Steven E. Wilson, Mark R. Nesselroad and Peter A. Converse. Each of Messrs. Wilson, Nesselroad and Converse did not timely file one report involving one transaction during the year.

Related Shareholder Matters

The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of December 31, 2014. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans approved by Shareholders	1,247,039	$28.68	562,200
Equity Compensation Plans not approved by Shareholders (1)	—	—	—
Total	1,247,039	$28.68	562,200

Footnotes:

(1)

The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”), which include the following: Virginia Commerce Bancorp, Inc., Century Bancshares, Inc., GrandBanc, Inc., Sequoia Bancshares, Inc. and Premier Community Bankshares, Inc. A total of 133,509 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $21.06. No further grants may be made under any Assumed Plan.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

The Board of Directors regularly evaluates its leadership structure to ensure it continues to be in the best interest of the Company and its shareholders. The Board of Directors is led by a Chairman selected by the Board of Directors. The Board of Directors does not have a fixed policy regarding the separation of the offices of the Chairman and the Chief Executive Officer, and believes it should maintain the flexibility to establish a leadership structure that fits the needs of the Company and its shareholders at any particular point in time.

Presently, Richard M. Adams, the Company’s Chief Executive Officer, is also the Chairman of the Board. Mr. Adams has been in these positions since 1984. Prior to this, Mr. Adams served as the Chief Executive Officer of The Parkersburg National Bank (PNB), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of United since 1984. The Board of Directors believes there are a number of important advantages to continuing to combine the offices of the Chairman and the Chief Executive Officer. The Chief Executive Officer is the director most familiar with the Company’s business, industry, regulatory requirements, and markets. As such, he is best situated to lead Board of Directors’ discussions on important matters affecting the Company. Combining the offices of the Chairman and the Chief Executive Officer provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board.

Mr. Adams has worked in the banking industry for more than 40 years, and has successfully served as the Company’s Chairman and Chief Executive Officer for 39 years. He has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. He is also a significant shareholder reporting beneficial ownership of 888,869 shares, closely aligning his interests with those of the Company’s shareholders.

The Board of Directors recognizes the importance of a strong independent board. The Board of Directors maintains a supermajority of independent directors, designates a lead independent director, has regular meetings of the independent directors in executive session without the presence of insiders, has a succession plan for incumbent management, determines management compensation by a committee of independent directors, and the Company’s operations are highly regulated.

P. Clinton Winter, Jr. serves as the Board of Director’s Lead Independent Director. The Lead Independent Director’s duties and responsibilities include: setting the agenda for and presiding over meetings of the independent directors; advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; acting as a “sounding board” and advisor to the Chairman and Chief Executive Officer; contributing to the performance review of the Chairman and Chief Executive Officer; and staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

Mr. Winter is the Chairman of the Compensation Committee, and also serves on the Board of Director’s Audit, Executive, and Governance and Nominating Committees. He has been a director of the Company since 1996 and is a significant shareholder with reported beneficial ownership of 500,229 shares.

Independence of Directors

The Governance and Nominating Committee of the Board of Directors annually reviews the relationships of each member of the Board of Directors to determine whether each director and each nominee for director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. The determination made by the Governance and Nominating Committee is then submitted to the Board of Directors to permit the Board of Directors to affirmatively determine whether each director and each nominee for director has any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Governance and Nominating Committee met on February 23, 2015, to determine the independence of the current members of the Board of Directors. At the meeting, the Governance and Nominating Committee reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Governance and Nominating Committee determined that the following individuals who served on the Board of Directors at any time during 2014 and the nominees for director are independent: Robert G. Astorg, W. Gaston Caperton, III, W. Douglas Fisher, Theodore J. Georgelas, F. T. Graff, Jr., Douglas J. Leech, John M. McMahon, J. Paul McNamara, Mark R. Nesselroad, William C. Pitt, III, Donald L. Unger, Mary K. Weddle, Gary G. White and P. Clinton Winter, Jr.

The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.

The Governance and Nominating Committee also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company.

•        United’s subsidiaries provided lending and/or other financial services to certain members of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2014 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfied the standards for independence.

•        Bowles Rice LLP, an entity affiliated with F. T. Graff, Jr., provided legal services to the Company and received payments from the Company for such services during 2014. These payments did not exceed 5% of the Company’s or Bowles Rice LLP’s consolidated revenues for 2014, and therefore, the relationship satisfied the standards for independence.

•        Astorg & Jones CPAs, A.C. (formerly Astorg & Koreski, PLLC), an entity affiliated with Robert Astorg, provided tax services to the trusts and estates that have named United’s trust department as the trustee or the executor. Astorg & Jones CPAs, A.C. received payments from the individual trusts and estates and not from the Company or its subsidiaries and therefore the relationship satisfied the standards for independence.

The Governance and Nominating Committee determined that the following individuals who served on the Board of Directors at any time during 2014 are not independent: Richard M. Adams, Peter A. Converse, and Lawrence K. Doll. Messrs. Adams, Converse, and Doll are not independent because these directors are currently employed or have been employed by the Company within the last three years.

The Board of Directors reviewed and approved the determinations made by the Governance and Nominating Committee.

Risk Management Oversight

The Board of Directors’ role in the risk management process is to provide oversight to ensure an effective enterprise risk management program is in place. This program and the processes related thereto focus on the following six risk categories: credit risk, liquidity risk, market risk, operational risk, compliance risk, and reputation risk. The Board of Directors, through the adoption of Company policies, defines risk exposure limits for each of these risk categories, taking into consideration the Company’s strategic goals and objectives, as well as current market conditions.

The Board of Directors risk management oversight is provided primarily by the Board of Directors’ Risk Committee. This oversight includes the appointment and annual review of the Company’s Corporate Risk Manager, the approval of outsourced or co-sourced risk management arrangements, the review of significant reports to management prepared by the Company’s Risk Management Department and the timeliness of management’s responses, and the discussion with management regarding the responsibilities, budget, staffing, and scope of the Company’s Risk Management Department.

At the management level, the ultimate responsibility for oversight of the risk management function lies with the Corporate Risk Manager. The Corporate Risk Manager is an executive officer of the Company who reports directly to the Risk Committee Chairman. The Corporate Risk manager provides regular risk management reports to the Risk Committee and the full Board of Directors, as well as at meetings of the independent directors.

The Corporate Risk Manager has established a Corporate Risk Management Committee at the Company level, to serve as the Company’s primary risk management forum for analyzing policy. The objective of this committee is to promote proper risk management practices throughout the Company and to serve as the vehicle for the oversight of the risk management guidelines contained in the Company’s Corporate Risk Management and Control Policy. On a regular basis, the Corporate Risk Management Committee prepares risk management reports for presentation to the Risk Committee and the full Board of Directors.

In addition to the oversight of the Risk Committee, the Board of Directors’ Compensation Committee oversees the Company’s compensation policies and arrangements to ensure they encourage appropriate levels of risk taking by management with respect to the Company’s strategic goals and to determine whether any of them give rise to risks that are reasonably likely to have a material adverse effect on the Company. The Board of Directors’ Governance and Nominating Committee also plays a key role related to risk management by ensuring the Company’s leadership structure is appropriate and by carefully reviewing the responsibilities of each Board Committee to ensure that all significant risk categories are addressed by at least one Committee. The Audit Committee, the Compensation Committee, the Risk Committee and the Governance and Nominating Committee are comprised entirely of independent directors.

Board and Committee Membership

The committee descriptions and membership set forth below are those applicable as of the mailing date of this proxy statement.

During 2014, the Board of Directors met seven (7) times. The Board of Directors of the Company has five (5) standing committees: The Executive Committee, Audit Committee, Compensation Committee, Risk Committee and Governance and Nominating Committee. During 2014, each incumbent director attended 75%

or more of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he or she served. Although there is no formal written policy, attendance at the annual meeting by directors is expected. All thirteen of United’s incumbent directors attended the 2014 Annual Meeting. The Company’s independent directors held two (2) meetings during 2014.

The Executive Committee

The Executive Committee is currently comprised of seven (7) directors, Richard M. Adams, Chairman, W. Gaston Caperton, III, Lawrence K. Doll, John M. McMahon, J. Paul McNamara, Gary G. White, and P. Clinton Winter, Jr. The Executive Committee exercises all the authority of the Board of Directors whenever the Board of Directors is not meeting unless prohibited by law or the provisions of the articles of incorporation or Restated Bylaws of the Corporation. The Board of Directors has specifically empowered the Executive Committee to investigate mergers and acquisitions by marshaling necessary information and data to evaluate the advisability of mergers and acquisitions and to report their findings to the Board of Directors. The Board of Directors may accept, ratify, approve, amend, modify, repeal or change the actions of the Executive Committee. During 2014, the Executive Committee met three (3) times.

The Audit Committee

The Audit Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of the financial statements, audit fees and any recommendations with respect to internal controls and financial matters. The United Bankshares, Inc. Board of Directors’ Audit Committee Charter, as approved by the Board of Directors, governs the Audit Committee and is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”. Current members of this committee are Robert G. Astorg, Chairman, William C. Pitt, III, Mary K. Weddle and P. Clinton Winter, Jr. The Audit Committee met four (4) times during 2014. All members of the Audit Committee are independent directors as independence is defined in the NASDAQ listing standards and the SEC rules.

Audit Committee Financial Expert

The Board of Directors has determined that all audit committee members are financially literate under the NASDAQ listing standards. The Board also determined that Robert G. Astorg and Mary K. Weddle each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For the relevant qualifications and experience of Mr. Astorg and Ms. Weddle as “audit committee financial experts”, please refer the section of this Proxy Statement entitled “Directors Whose Terms Expire in 2015 and Nominees for Directors.” All of the audit committee financial experts are independent as independence is defined in the NASDAQ listing standards and the SEC rules.

The Compensation Committee

The Compensation Committee recommends executive officer and director compensation to the Board of Directors. The Compensation Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are P. Clinton Winter, Jr., Chairman, W. Gaston Caperton, III, John M. McMahon, J. Paul McNamara and Gary G. White. The Compensation Committee met four (4) times during 2014. The Compensation Committee is governed by the Compensation Committee charter which is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

The Compensation Committee’s primary processes and procedures for consideration and determination of executive compensation as well as any delegation of its authority with respect to compensation decisions can be found in the Compensation Discussion and Analysis section under the headings “Role of Executive Officers and the Committee in Compensation Decisions” and “Overview of Compensation Program.”

The Compensation Committee is also responsible for evaluating the compensation of our directors and recommending changes for consideration by the independent directors of the Board when appropriate. The Compensation Committee uses peer group information when evaluating the compensation of our directors. Compensation for our directors who served on United’s Board of Directors in 2014 can be found in the Director Compensation table on page 46.

The Risk Committee

The Risk Committee provides oversight of the Company’s corporate risk structure and the processes established to identify, measure, manage and monitor United’s significant financial and other risk exposures. The Risk Committee periodically reviews management’s strategies and policies for assessing and managing risk including, but not limited to, the approval of the overall risk appetite, review of the risk management structure, and comprehension of the Company’s most significant risks. The Risk Committee also reviews capital management activities and make recommendations, as appropriate, to the Board of Directors.

The Risk Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are Mark R. Nesselroad, Chairman, Robert G. Astorg, J. Paul McNamara, and William C. Pitt, III. The Risk Committee met four (4) times during 2014. The Risk Committee is governed by the Risk Committee charter which is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

The Governance and Nominating Committee

The purposes of the Governance and Nominating Committee are to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement United’s corporate governance policies, approve annual director nominees for and any subsequent changes in the subsidiary banks’ boards, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors.

Nominations to the Board of Directors by a shareholder may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section is set forth in full below:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

In identifying nominees and evaluating and determining whether to nominate a candidate for a position on United’s Board, the Committee considers the criteria outlined in United’s Corporate Governance Policy and Guidelines, which include the independence of the proposed nominee, diversity, age, skills and experience in the context of the needs of the Board of Directors. United’s Corporate Governance Policy and Guidelines is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”. While United does not have a separate policy with regard to the consideration of diversity in identifying director nominees, the Committee will review available information about the candidates including gender, race, and ethnicity, as well as the candidate’s diverse individual background and geographic location. United regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, shareholders, professional search firms, officers or other persons. The Committee will consider and review all candidates in the same manner regardless of the source of the recommendation.

It is the policy of the Board of Directors that if a nominee for director who is an incumbent director does not receive a majority of the votes cast in an uncontested election or at any meeting for the election of directors at which a quorum is present, the director shall promptly tender his or her resignation to the Board of Directors. The Board’s Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation. The Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the Restated Bylaws. In addition, those individual Directors who change their principal occupation, position, or responsibility they held when they were elected to the Board should submit their resignation from the Board. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they joined the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Governance and Nominating Committee, to review the continued appropriateness of Board membership under the circumstances.

The following is a summary of the minimum stock ownership requirements for outside directors and executive officers:

•        Outside directors must beneficially own at least 5,000 shares of the Company’s common stock and options;

•        The Chief Executive Officer must beneficially own at least 150,000 shares of the Company’s common stock and options with a five year period for the Chief Executive Officer to achieve the minimum ownership requirement; and

•        The executive officers (not including the Chief Executive Officer) must beneficially own at least 50,000 shares of the Company’s common stock and options with a five year period for said executives to achieve the minimum ownership requirement.

In addition, the outside directors and the executive officers of United are prohibited from hedging their ownership of United stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to United stock.

At a meeting held on February 23, 2015, the Board approved a policy whereby its members and named executive officers are prohibited from, directly or indirectly, pledging the Company’s equity securities. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interests, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. All existing pledging arrangements in effect as of February 23, 2015 were grandfathered. Any exceptions to this policy must be approved by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer. As of March 5, 2015, the number of shares pledged by Board members and the named executive officers was 0.54% of the common shares outstanding. Over the last five years, the aggregate number of shares pledged has not exceeded 1% of common shares outstanding.

The Governance and Nominating Committee is composed of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Members of this committee are John M. McMahon, Chairman, W. Gaston Caperton, III, J. Paul McNamara, Gary G. White, and P. Clinton Winter, Jr. The Governance and Nominating Committee met four (4) times during 2014. The charter for this committee is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

Related Party Transactions

Policies and Procedures. The Board of Directors has adopted a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Audit Committee of the Board (the “Committee”). At each calendar year’s first regularly scheduled Committee meeting, management recommends Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions, and at each subsequently scheduled meeting, management will update the Committee as to any material change to proposed transactions.

The Committee will consider all of the relevant facts and circumstances available to the Committee, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and whether the transaction violates any requirements of the Company’s financing agreements.

In the event management recommends any further related person transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

All related party transactions since January 1, 2014, which were required to be reported in this proxy statement, were approved by the Committee in accordance with United’s Related Party Transaction Policy.

Description of Related Person Transactions. United’s subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with persons not related to United and did not involve more than the normal risk of collectability or present other unfavorable features. United’s subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and loans extended to officers and directors are in compliance with such laws and are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Executive Officers

Set forth below are the executive officers of United and their principal occupation for the past five years.

Name	Age	Present Position	Principal Occupation and Banking Experience During the Last Five Years
Richard M. Adams	68	Chairman of the Board & Chief Executive Officer since 1984 – United; Chairman of the Board & Chief Executive Officer – United Bank (WV), a subsidiary of United	Chairman of the Board & Chief Executive Officer – United; Chairman of the Board & Chief Executive Officer – United Bank (WV)
Richard M. Adams, Jr.	46	President since November of 2014 – United; Executive Vice-President since 2000 - United; President – United Bank (WV), a subsidiary of United	President & Executive Vice-President - United; President – United Bank (WV); Executive Vice- President – United Bank (WV); Senior Vice- President – United Bank (WV); President – United Brokerage Services, Inc.
James J. Consagra, Jr.	54	Chief Operating Officer since November of 2014 – United; Executive Vice-President since 1999 -United; President & Chief Executive Officer -United Bank (VA), a subsidiary of United	Chief Operating Officer & Executive Vice-President -United; President & Chief Executive Officer-United Bank (VA); Executive Vice-President & Chief Financial Officer - United Bank (VA)
Douglas B. Ernest	50	Executive Vice-President since November of 2014 -United; Executive Vice-President – United Bank (WV) and United Bank (VA), subsidiaries of United	Executive Vice-President -United; Executive Vice President -United Bank (WV) and United Bank (VA)
Craige L. Smith	63	Executive Vice-President since 2010 -United; Chief Operating Officer – United Bank (VA), a subsidiary of United	Executive Vice-President -United; Chief Operating Officer – United Bank (VA); Executive Vice-President – United Bank (VA)
W. Mark Tatterson (1)	39	Executive Vice-President since 2011 -United; Senior Vice-President– United Bank (WV), a subsidiary of United	Executive Vice-President -United; Senior Vice-President – United Bank (WV); Vice-President – United Bank (WV)
Darren K. Williams	42	Executive Vice-President since November of 2014 -United	Executive Vice-President –United; Chief Financial Officer and Chief Information Officer – Centra Financial Holdings, Inc. and Centra Bank, Inc.
Steven E. Wilson (1)	66	Executive Vice-President since 1986, Chief Financial Officer, & Treasurer since 1989 – United; Secretary since 1999 -United; Executive Vice-President, Chief Financial Officer, Treasurer & Secretary – United Bank (WV), a subsidiary of United	Executive Vice-President, Chief Financial Officer, Treasurer & Secretary -United; Executive Vice-President, Chief Financial Officer, Treasurer & Secretary – United Bank (WV)

Footnotes:

(1)	Mr. Wilson retired from United on December 31, 2014. On January 1, 2015, Mr. Tatterson succeeded Mr. Wilson as Chief Financial Officer.

Family Relationships

Richard M. Adams and Richard M. Adams, Jr. are father and son.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by United’s shareholders, United’s Audit Committee has selected Ernst & Young LLP (“Ernst & Young”), Charleston, West Virginia as the independent registered public accounting firm for United to audit the consolidated financial statements of United and its subsidiaries for the fiscal year ending December 31, 2015. Ernst & Young has audited the financial statements of United and its subsidiaries since 1986.

Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Ernst &Young as our independent registered public accounting firm is not required by our Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will terminate Ernst & Young as the Company’s independent registered public accounting firm and direct the appointment of a different firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee and the Board of Directors recommends a vote “FOR” the ratification of Ernst & Young as the independent registered accounting firm for United.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The United Bankshares, Inc. Audit Committee reviews United’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. United’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the 2014 consolidated financial statements. This discussion included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended by Statement on Auditing Standards, No. 90, Communications with Audit Committees and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with them their independence from the Company and its management. The Audit Committee determined that all services provided to the Company by the independent registered public accounting firm are compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting be included in United’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

No member of the Audit Committee is a former or current officer or employee of United.

Audit Committee

Robert G. Astorg, Chairman	William C. Pitt, III
Mary K. Weddle	P. Clinton Winter, Jr.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. During 2014 and 2013, all services related to the audit, audit-related and tax fees described below provided by Ernst & Young LLP were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fees Information

Audit Fees. Fees for audit services were $1,147,250 in 2014 and $772,250 in 2013, including fees associated with the annual audit, the reviews of United’s quarterly reports on Form 10-Q and annual report on Form 10-K, and required statutory audits as well as the audit of management’s assertion on the effectiveness of internal control over financial reporting.

Audit-Related Fees. Fees for audit-related services were $206,700 in 2014 and $306,000 in 2013. Audit-related services principally include audits of certain subsidiaries, employee benefit plans, and other attest services not classified as audit.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning were $155,249 in 2014 and $253,372 in 2013.

PROPOSAL 3: APPROVAL OF, ON AN ADVISORY BASIS, THE

COMPENSATION OF UNITED’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, stockholders will be asked to provide their support with respect to the compensation of United’s named executive officers by voting on an advisory, non-binding resolution.

The executive officers named in the summary compensation table set forth in this proxy statement and deemed to be United’s “named executive officers” are Richard M. Adams, James J. Consagra, Jr., Richard M. Adams, Jr., Craige L. Smith, and Steven E. Wilson.

Stockholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policies and procedures with respect to United’s named executive officers and vote on the following advisory, non-binding resolution.

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to United’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

As detailed in the Compensation Discussion and Analysis beginning below, United’s compensation for its named executive officers is in line with its peer group while United’s financial performance continues to be superior to its peer group’s financial performance. In addition, United’s Compensation Committee has reviewed the Company’s compensation policies and believes that United’s policies do not promote unnecessary risk-taking nor are they reasonably likely to have a material adverse effect on the Company.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding United’s executive compensation programs.

United is currently conducting the “say-on-pay” advisory vote on an annual basis. The next “say-on-pay” advisory vote is scheduled for the 2016 Annual Meeting of Shareholders.

The Board of Directors and Compensation Committee recommends a vote “FOR” the nonbinding resolution to approve the compensation of United’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Significant Compensation Changes

The Compensation Committee made the following significant compensation decisions related to the 2014 performance year:

•	Refined and expanded the Company’s peer group

•	Refined the Company’s Annual Cash Incentive Compensation performance metrics, trigger, goals, and awards to better align with industry best practices

•	Instituted a Clawback Provision for Named Executive Officers for all 2015 Incentive Compensation

UBSI 2014 Performance

In 2014, the Company delivered strong financial performance, highlighted by record earnings and strong shareholder returns. Key accomplishments included:

•	Before tax earnings increased from $125 million to a record $195 million

•	Earnings per share increased 13% from $1.70 to $1.92

•	Outperformed peer profitability with a return on average assets of 1.11% compared to 0.95% for our peer group

•	Increased the dividend to shareholders for the 41st consecutive year

•	Total shareholder return increased 23.8% compared to increases of 4.9% and 2.4% for the NASDAQ Bank Index and KBW Regional Banking Index, respectively

•	Asset quality continued to outperform peers

•

Remained well-capitalized based on all regulatory guidelines, with capital ratios in excess of the regulatory requirements, with a risk-based capital ratio of 13.2%, a Tier 1 capital ratio of 12.3% and a leverage ratio of 10.3%

•	Successfully executed the largest merger in the Company’s history

Philosophy of Compensation Program

The Company’s philosophy is to ensure that the total compensation paid to all of its employees is fair, reasonable, competitive, maintains a balance between risk and reward, and is aligned with the best interests of our shareholders. United’s Compensation Committee (the “Committee”), comprised entirely of independent directors, administers United’s executive compensation program consistent with the Company’s compensation philosophy. Ensuring that United’s compensation program does not encourage excessive risk-taking continues to be a top priority of the Committee, and the Committee monitors the Company’s risk profile and risk management process to be sure the Company’s compensation policies do not promote unnecessary and excessive risks that may threaten the value of the Company. All elements of compensation for the Company’s executive officers, as well as all of its employees are determined by competitive practices from marketplace data. For example, base salaries fall within salary ranges formulated from competitive salary information for like positions in like financial institutions. This information is developed from salary surveys as well as other peer group information. This compensation data is verified from time to time by outside consultants.

The Company strives to link closely executive and nonexecutive compensation with the achievement of financial and non-financial performance goals. Compensation is based upon corporate performance, business unit performance, individual performance and an individual’s level of responsibility. In general, with increased level of responsibility, there is a greater emphasis on corporate performance. The Committee believes that discretion, flexibility and judgment are important to its ability to deliver appropriate incentive compensation. It is the Company’s practice to provide a mix of cash, equity-based compensation and other non-cash compensation that it believes balances the best interests of the Company’s employees and the Company’s shareholders, reflecting near-term performance results and progress toward longer-term objectives.

At our 2014 Annual Meeting of Shareholders, our shareholders were given the opportunity to provide feedback to the Compensation Committee in the form of a non-binding advisory vote on the Company’s executive compensation program, commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with 95.78% of the votes cast in favor of the say-on-pay resolution approving the compensation of the named executive officers for the 2013 fiscal year. In evaluating compensation decisions for fiscal year 2014, the Compensation Committee was mindful of the strong support the “say-on-pay” resolution received at the Annual Meeting of Shareholders. As a result, the Committee continued to apply the same effective principles and philosophy used in previous years in determining executive compensation. Even though the result of the say-on-pay vote is non-binding, the Board of Directors and Compensation Committee value the opinions that shareholders express in their votes and will continue to consider the outcome of the vote when making future executive compensation decisions.

In addition, when determining how often to hold an advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2011 Annual Meeting. Accordingly, the Board determined that we will hold an annual advisory shareholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

United’s compensation practices specifically related to its executive officers are presented in more detail in the following discussion and analysis.

Role of Executive Officers and the Committee in Compensation Decisions

As provided in its charter, the Committee has the authority to determine all compensation components for the named executive officers and to approve equity awards to other officers of the Company. The Committee met in February 2014 to act on compensation issues for the named executive officers for 2014 and cash incentive awards for performance during 2013, as well as to review Board compensation. Prior to the February 2014 Compensation Committee Meeting, the Chairman of the Company’s Compensation Committee and the Company’s Chief Executive Officer met to review the performance of the Company, the CEO’s performance, the performance of the other named executive officers, and the CEO’s recommendations as to the compensation of each named executive officer. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, were presented to the Committee. The Committee, without the CEO present, annually reviews the CEO’s performance and reaches a recommendation as to his compensation. In addition, the Committee also met in November 2014 to review the Annual Incentive Compensation Risk Assessment, review the Company’s Management Succession and Development Plan, discuss the annual evaluation process, review the mechanics of the Company’s Leadership Development Program, and analyze peer data as it relates to executive compensation.

Overview of Compensation Program

The Company’s executive compensation program is designed to:

•	Retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance.

•	Link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer.

•	Encourage ownership of Company common stock by executive officers.

•	Discourage excessive risk-taking by executive officers.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for named executive officers were:

•	Salary

•	Annual cash incentive compensation

•	Long-term incentive equity based compensation

•	Retirement and other benefits

Role of Consultants, Peer Group, and Surveys

The Company uses salary surveys and peer group information when evaluating the compensation of our named executive officers. Periodically, the Committee retains the services of nationally recognized compensation consulting firms to provide independent advice on compensation matters and to review the Company’s compensation program for all executive officers. The Committee has the sole authority to retain and terminate any compensation consultant that assists its compensation analysis. The Committee receives comparative compensation data from management, proxy statements, other public disclosures or reports prepared by its independent compensation consultants providing insight on industry best practices.

The Committee retained McLagan, an Aon Hewitt company, as its independent compensation consultant for 2014. The Compensation Committee has assessed the independence of McLagan pursuant to SEC and NASDAQ rules and has concluded that the advice it receives from McLagan is objective and not influenced by other relationships that could be viewed as conflicts of interest.

McLagan was hired by the Compensation Committee to review UBSI’s Annual Cash Incentive Compensation program and compare the plan with those of its peers, industry best practices and regulatory guidance. McLagan also conducted a peer group analysis. McLagan then presented the results of its analysis to the Compensation Committee. The Compensation Committee considered the information provided by McLagan in designing the 2014 Annual Cash Incentive Compensation program and peer group.

Peer Group

In determining executive compensation for 2014, following the Company’s most recent acquisition, the Committee developed an updated peer group, which consisted of banking companies operating in the United States in the same lines of business as United and of similar size (the “Peer Group”). These companies represented diversified markets and fell within a market capitalization range of $1.3 billion to $3.6 billion when the Peer Group was developed. At February 11, 2015, United’s market capitalization was $2.5 billion. The Peer Group had an average market capitalization of $2.3 billion. The Peer Group may change from year to year as a result of consolidation in the industry or a change in the size of a member of the Peer Group.

The Peer Group consisted of:

BancorpSouth, Inc. (Mississippi)	Susquehanna Bancshares, Inc. (Pennyslvania)
F.N.B. Corporation (Pennsylvania)*	Trustmark Corporation (Mississippi)
First Midwest Corporation (Illinois)	UMB Financial Corporation (Missouri)*
FirstMerit Corporation (Ohio)	Umpqua Holdings Corporation (Oregon)
Fulton Financial Corporation (Pennsylvania)	Valley National Bancorp (New Jersey)*
IBERIABANK Corporation (Louisiana)*	Webster Financial Corporation (Connecticut)
MB Financial, Inc. (Illinois)*	Western Alliance Bancorporation (Arizona)*
Old National Bancorp (Indiana)*	Wintrust Financial Corporation (Illinois)*
PrivateBancorp, Inc. (Illinois)*

* Denotes 2014 addition to Peer Group

The Committee considered compensation information for the Peer Group gathered from documents filed with the Securities and Exchange Commission and publicly available executive compensation surveys. The Committee also reviewed a summary compensation table which provides an overview of total compensation for each named executive officer. The summary compensation table includes the value of each component of compensation including base salary, annual cash incentive award, stock option awards, change in pension benefit value, change in non-qualified deferred compensation earnings, and other compensation. The Committee reviews the compensation table on an annual basis.

Salaries

The first element of the executive compensation program is salaries. Salaries of the named executive officers are reviewed on an annual basis. In recent years, the Committee has been directing a shift in the mix of the Company’s executive compensation toward incentive compensation. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee continued this emphasis in 2014. In setting the base salary for the Chief Executive Officer, and in reviewing and approving the salaries for the other named executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting the salaries of the executive officers, the Committee does not benchmark but considers salaries paid by the Peer Group to executive officers holding equivalent positions, information contained in the consultant’s executive compensation reports, corporate performance, business unit performance, individual performance, and an individual’s level of responsibility.

Based on the competitive salary data described above, the Committee established a competitive midpoint for a salary range which was used as a guideline to determine the executive officer’s base salary for the following year. At its meeting held on February 24, 2014, the Committee decided to increase the base salaries for the named executive officers as is reflected in the Summary Compensation Table on page 33. These base salary increases were effective on June 1, 2014.

Executive	Title	2013 Base Salary	2014 Base Salary	% Increase
Richard M. Adams	Chief Executive Officer	$800,000	$865,000	8.1%
James J. Consagra, Jr.	Chief Operating Officer	$320,000	$360,000	12.5%
Richard M. Adams, Jr.	President	$300,000	$350,000	16.7%
Steven E. Wilson	Chief Financial Officer	$261,348	$270,000	3.3%
Craige L. Smith	Executive Vice President	$235,000	$250,000	6.4%

Annual Cash Incentive Compensation

The second element of the executive compensation program is annual cash incentive compensation. The purpose of the Company’s annual cash incentive compensation is to motivate and reward executives for their contributions to the Company’s performance by making a portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually reviews the plan for cash incentive awards. As previously mentioned, the Committee considered the industry best practices provided by McLagan in the design of the 2014 annual cash incentive compensation framework.

For 2014, the Compensation Committee required the Company to meet a performance “trigger” before the plan could be activated. This “trigger” ensures annual cash incentives cannot be paid unless a certain level of performance is achieved. The Committee used Return on Average Assets due to its insight into how efficiently management is utilizing its asset base and its conventional use as a comparison between industry peers. The Committee evaluated this metric over a preceding year sample period and then determined an applicable performance hurdle for the Company. The trigger for 2014 was to generate Return on Average Assets of 0.85%. In 2014, the performance trigger was achieved; therefore, the Named Executive Officers were eligible for cash incentive compensation.

The Compensation Committee considered a variety of possible performance metrics for the annual cash incentive compensation plan for 2014. These metrics are designed to align how management, shareholders and banking regulators assess the Company’s financial performance. The Committee determined that the following measures would focus executives on objectives that would benefit the Company and shareholders:

•	Earnings Per Share

•	Return on Average Assets

•	Non-Performing Assets Ratio

•	Efficiency Ratio

Earnings Per Share is the ratio of earnings to average diluted shares and is a common metric used by investors to evaluate the profitability of a company. Return on Average Assets is defined as the ratio of after-tax earnings to average total assets and allows investors to evaluate banks by their asset size, with loans and investment securities making up the largest components of the assets. Non-Performing Assets Ratio is the ratio of the sum of loans 90 days past due, non-accrual loans, and other real estate owned (OREO) to the sum of total loans which gives investors and regulators an evaluation of a company’s asset quality allowing them to determine if management is taking excessive risks. The Efficiency Ratio is the ratio of total operating expenses to tax equivalent net interest income and non-interest income and allows investors to measure how efficiently a company operates its business These metrics assisted the Committee in evaluating the Company’s overall performance.

The table below summarizes the 2014 performance measures and goals approved by the Compensation Committee for the named executive officers, as well as the actual 2014 performance results.

Goal	Weight	Threshold	Target	Maximum	Actual
Earnings Per Share	35%	$1.70	$1.88	$2.00	$1.92
Return on Average Assets	35%	1.00%	1.13%	1.20%	1.11%
Non-Performing Assets Ratio	20%	2.00%	1.75%	1.50%	1.20%
Efficiency Ratio	10%	55.00%	50.00%	45.00%	51.91%

Named executive officers are entitled to award opportunities based upon a percentage of base salary. Actual awards can range from 0% to the percentage set forth in the “Maximum” column of the table below, depending upon the corporate performance relative to the Annual Incentive Plan goals. The Compensation Committee established the target awards based-in-part on the market data for comparable executives included in the McLagan analysis. Performance between each performance level is interpolated on a straight-line basis. The following table represents the potential award opportunity levels expressed as a percentage of base salary for each named executive officer of United for 2014.

Named Executive Officer	Threshold	Target	Maximum
Richard M. Adams	15%	90%	140%
James J. Consagra, Jr.	5%	55%	80%
Richard M. Adams, Jr.	5%	55%	80%
Steven E. Wilson*	5%	45%	65%
Craige L. Smith	5%	45%	65%

* Retired effective December 31, 2014

The annual incentive plan for each named executive officer includes a discretionary feature that allows the Compensation Committee to adjust the award that would otherwise be suggested by rigid computation of the formula in the plan. The discretionary feature was not utilized in determining this year’s annual cash incentive.

Based upon the Company’s 2014 performance, Richard M. Adams received an annual cash incentive award equating to 110% of his targeted level, and the other Named Executive Officers received annual incentive awards equating to 106% of their target incentive award level. The following tables include the performance level achieved with respect to each performance goal relative to the weighting and the level of each performance goal and the actual annual incentive awards paid to each named executive officer based upon overall performance.

Performance Goal	Performance Level Achieved	Weighting	Actual Payout Relative to Target (Adams)	Actual Payout Relative to Target (Consagra, Adams, Jr.)	Actual Payout Relative to Target (Wilson, Smith)
EPS	Between Target & Maximum	35%	119%	115%	115%
ROAA	Between Threshold & Target	35%	87%	86%	86%
NPA’s / Total Assets	Reached Maximum	20%	156%	145%	144%
Efficiency Ratio	Between Threshold & Target	10%	68%	65%	66%
Total		100%	110%	106%	106%

Named Executive Officer	Target Incentive as % of Salary	Target Cash Incentive, $	Annual Cash Incentive, %	Actual Cash Incentive, $
Richard M. Adams	90%	$778,500	99%	$855,743
James J. Consagra, Jr.	55%	$198,000	58%	$209,932
Richard M. Adams, Jr.	55%	$192,500	58%	$204,100
Steven E. Wilson*	45%	$121,500	48%	$128,659
Craige L. Smith	45%	$112,500	48%	$119,129

* Retired effective December 31, 2014

The CEO received an overall excellent performance rating from the Compensation Committee for 2014. In his 39th year of leadership as CEO, United increased the dividend to shareholders for the 41st consecutive year. United is one of only two major banking companies in the nation to have achieved such a record. This achievement is evidence of United’s consistent profitability, solid asset quality, and sound capital position. The Committee also recognized the success of the CEO in the completion of the Virginia Commerce acquisition which was closed in January 2014. This represents the largest acquisition under the CEO’s leadership, which nearly doubled United’s market share in one of the best markets in the country. United’s Virginia bank is now the largest community bank headquartered in the nation’s capital Metropolitan Statistical Area. In 2014, under Adams’ leadership, United increased before tax earnings from $125 million to a record $195 million and increased earnings per share by 13% from $1.70 to $1.92. United also outperformed peer profitability with a return on average assets of 1.11% compared to 0.95% for our peer group, while increasing total shareholder return by 23.8% compared to increases of 4.9% and 2.4% for the NASDAQ Bank Index and KBW Regional Banking Index, respectively.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation. In 2010, the Committee retained Towers Watson to analyze and recommend a new long-term incentive plan. Among other things, Towers Watson reviewed market practices in terms of long-term incentives including prevalent designs, features, and implications of various design alternatives. On February 28, 2011, the Committee and the Board approved the 2011 Long-Term Incentive Plan to replace the 2006 Stock Option Plan which expired in May 2011, and directed that it be submitted to the shareholders for approval. At the 2011 Annual Meeting of Shareholders held on May 16, 2011, the shareholders approved the 2011 Long-Term Incentive Plan.

The Compensation Committee, at its meeting on February 24, 2014, set a minimum holding period for executive officers after vesting occurs for stock options and stock grants awarded in 2014. The minimum holding period is two years from the date of vesting. The Compensation Committee also set performance requirements that must be met before stock options and stock grants issued to executive officers will be earned. The performance requirements were for long-term shareholder returns to be at peer or above from 1990 through 2014 and from 2000 through 2014. The Company’s total returns achieved during the specified time horizons met the performance requirements set forth by the Compensation Committee, therefore, the stock options and stock grants issued in 2014 were considered “earned” as of February of 2015. These options and grants will vest in 25% increments over the first four anniversaries of the award, consistent with other participants in the plan. Additionally, the Compensation Committee, at its meeting on February 23, 2015, again set a minimum holding period of two years for executive officers after vesting occurs for stock options and stock grants awarded in 2015. The Committee also set a requirement that stock options and stock grants awarded in 2015 must meet a performance hurdle before they will be earned. The performance hurdle set for the 2015 options and stock grants is to achieve an average return on average assets of 0.85% for the three preceding years.

Annual restricted stock awards and stock option grants for executive officers are a key element of market-competitive total compensation. The Committee approves annual long-term incentive awards for the executive officers based on various factors including: level of responsibility within the organization, the individual’s contribution toward performance goals, compensation peer group data, a review of available published data on senior management compensation, and information contained in the Towers Watson consulting report. Based on the criteria listed above, in February 2014, the Committee granted restricted stock awards and stock option grants to the executive officers as detailed in the table below. The Committee granted the Chief Executive Officer 10,000 additional restricted stock awards over the prior year based upon his successful negotiation and execution of the largest merger in the company’s history.

Name/Position	Stock Option Grants (#)	Stock Option Grant Date Fair Value	Restricted Stock Awards (#)	Restricted Stock Grant Date Fair Value
Richard M. Adams, Chairman of the Board and Chief Executive Officer	33,300	$213,786	19,300	$557,577
James J. Consagra, Jr., Chief Operating Officer	11,100	$71,262	3,100	$89,559
Richard M. Adams, Jr., President	11,100	$71,262	3,100	$89,559
Steven E. Wilson, Executive Vice President, CFO, Secretary/Treasurer*	8,300	$53,286	2,300	$66,447
Craige L. Smith, Executive Vice President	8,300	$53,286	2,300	$66,447

* Retired effective December 31, 2014

Stock Options

Any options granted by the Company will have an exercise price equal to the fair market value of the Company’s stock based on the closing stock price of the Company’s common stock as of the date of grant. The Company’s practice is to grant option awards as of the date approved by the Committee. The Company has never granted an option priced on a date other than the grant date. These stock options will have value only if the market price of the common stock increases after the grant date. The Company is prohibited from exchanging underwater stock options for a cash settlement. Options granted under the plan vest according to a schedule designated at the grant date.

Perquisites and Other Personal Benefits

Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to the named executive officers.

Retirement and Other Benefits

United has a defined benefit retirement plan covering substantially all employees hired prior to October 1, 2007. Employees who meet the minimum age requirement, work at least 1,000 hours per year, and were hired prior to October 1, 2007, are covered under the United Bankshares, Inc. Pension Plan (the “Plan”).

The cost of the Plan is fully funded by the Company. Employees hired or rehired on or after October 1, 2007,

are not eligible to participate in this Plan. The Plan benefit is based on years of service and average salary. Maximum salary levels are set each year based on Internal Revenue Service regulations, and are generally less than the average salary of the named executive officers. These maximum levels limit the qualified pension benefit payout available to named executive officers’ percentage of current base pay.

To provide funding for the shortfall in qualified pension plan benefit, United provides Supplemental Executive Retirement Plan (“SERP”) agreements to the named executive officers. Accordingly, to the extent the named executive officer’s annual retirement income exceeds the limitations imposed by the Internal Revenue Service, the excess benefits may be paid from the Company’s SERP. In 2003, the Company retained Clark/Bardes to implement the Company’s Supplemental Retirement Program and to determine its reasonableness and competitiveness in the marketplace. SERP agreements are generally provided to executives in the banking industry, and the Company considers them a necessary element of a competitive compensation package.

Clawback Provision

The Committee has approved a “clawback” policy that applies to all of our NEOs and other executive officers, should the Company be required to prepare an accounting restatement due to materially inaccurate performance metrics. This policy applies to all cash incentive compensation provided on or after January 1, 2015.

Employment Agreements

None of the named executive officers other than the Company’s Chief Executive Officer, Mr. Adams, has an employment agreement with the Company. See the description of Mr. Adams’ Employment Agreement under the heading “Employment Contracts of Named Executive Officers” on page 35.

In deciding to enter into an Employment Agreement with Mr. Adams and in deciding to extend the term of Mr. Adams’ Employment Agreement, the Company considered the following factors: the Company’s consistent long-term success in attaining its performance goals under Mr. Adams’ leadership; Mr. Adams’ 45 years of service to the Company; and the growth of the Company from a single office $100 million bank to a $12.3 billion regional bank holding company during Mr. Adams’ 39-year tenure as Chief Executive Officer creating substantial long-term returns to the Company’s shareholders.

Termination and Change of Control

The Company has entered into change of control agreements with the following named executive officers: Richard M. Adams, James J. Consagra, Jr., Richard M. Adams, Jr. and Steven E. Wilson. The Change of Control Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control” on page 39.

Non-Qualified Deferred Compensation

The named executive officers, in addition to certain other executives, are entitled to participate in the Company’s Non-Qualified Retirement and Savings Plan. Under the Non-Qualified Retirement and Savings Plan, eligible employees can defer up to 100% of earnings in excess of the limits prescribed by the Internal Revenue Service. The Company does not match or supplement executive contributions to this plan. The Non-Qualified Retirement and Savings Plan is discussed in further detail under the heading “Non-Qualified Deferred Compensation” on page 38.

Other Compensation

The Company provides other benefits to executive officers as well as all full-time employees. These benefits include the opportunity to participate in a Qualified Savings and Stock Investment 401K plan, medical and dental insurance plans, company-paid group life and long-term disability plans, and paid time off.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Non-Qualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 38 under the heading “Non-Qualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (ASC topic 718).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company’s named executive officers as determined as of the end of 2014, 2013, and 2012.

Name and Principal Position	Year	Salary		Stock Awards (1)		Option Awards			Non-Equity Incentive Plan Compen- sation (5)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6)		All Other Compen- sation (7)		Total
Richard M. Adams Chairman of the Board and Chief Executive Officer	2014 2013 2012	$ $ $	837,917 789,583 745,000	$ $ $	557,577 243,567 273,420	$ $ $	213,786 191,142 228,438	(2) (3) (4)	$ $ $	855,743 540,000 390,000	$ $ $	1,057,992 4,756 739,296	$ $ $	20,972 31,606 33,108	$ $ $	3,543,987 1,800,654 2,409,262
James J. Consagra, Jr. Executive Vice President	2014 2013 2012	$ $ $	334,462 309,583 287,500	$ $ $	89,559 81,189 91,140	$ $ $	71,262 63,714 76,146	(2) (3) (4)	$ $ $	209,932 140,800 110,000	$ $ $	289,273 3,576 335,190	$ $ $	16,858 28,353 19,031	$ $ $	1,011,346 627,215 919,007
Richard M. Adams, Jr. Executive Vice President	2014 2013 2012	$ $ $	328,846 289,423 262,500	$ $ $	89,559 81,189 91,140	$ $ $	71,262 63,714 76,146	(2) (2) (4)	$ $ $	204,100 152,625 110,000	$ $	289,137 — 314,115	$ $ $	20,716 39,713 36,732	$ $ $	1,003,620 626,664 890,633
Craige L. Smith Executive Vice President	2014 2013 2012	$ $ $	243,750 230,833 215,500	$ $ $	66,447 60,237 67,620	$ $ $	53,286 47,642 56,938	(2) (3) (4)	$ $ $	119,129 75,200 52,000	$ $ $	344,398 47,754 97,388	$ $ $	16,396 15,575 16,719	$ $ $	843,406 477,241 506,165
Steven E. Wilson Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2014 2013 2012	$ $ $	292,301 259,656 252,399	$ $ $	66,447 60,237 67,620	$ $ $	53,286 47,642 56,938	(2) (3) (4)	$ $ $	128,659 62,723 45,000	$ $ $	267,160 10,864 351,909	$ $ $	30,078 14,538 15,958	$ $ $	837,931 455,660 789,824

Footnotes:

(1)

Compensation amounts reflect the grant date fair value of restricted stock awarded in accordance with FASB ASC Topic 718. For 2014, the compensation amount was calculated using a grant date closing stock price of $28.89. For 2013, the compensation amount was calculated using a grant date closing stock price of $26.19. For 2012, the compensation amount was calculated using a grant date closing stock price of $29.40.

(2)

Compensation amounts for 2014 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option granted pursuant to United’s 2011 LTI Plan. For options granted in 2014, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $6.42 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.89 years; risk-free interest rate of 2.10%; a volatility factor of 0.312; and a dividend yield of 3.00%.

(3)

Compensation amounts for 2013 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option granted pursuant to United’s 2011 LTI Plan. For options granted in 2013, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $5.74 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 7.18 years; risk-free interest rate of 1.42%; a volatility factor of 0.316; and a dividend yield of 3.00%.

(4)

Compensation amounts for 2012 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option granted pursuant to United’s 2011 LTI Plan. For options granted in 2012, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $6.86 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 7.18 years; risk-free interest rate of 1.37%; a volatility factor of 0.334; and a dividend yield of 3.00%.

(5)

The amounts disclosed were awarded pursuant to United’s Non-Equity Incentive Plan which is based on financial and individual performance measures that are communicated to the named executive officers. A more detailed discussion of terms of such plan and its application in 2014 is set forth in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Compensation.” The amounts earned under United’s Non-Equity Incentive Plan are disclosed in the year earned, although paid in the following year.

(6)

Change in value of executive officer’s Pension and SERP benefit during the year of 2014. For Mr. R. Adams, the increase in Pension value was $277,909 while his SERP value increased $780,083. For Mr. Consagra, the increase in Pension value was $166,729 while his SERP value increased $122,544. For Mr. R. Adams, Jr., his Pension value increased $166,225 while his SERP value increased $122,912. For Mr. Smith, his Pension value increased $174,418 while his SERP value increased $169,980. For Mr. Wilson, the increase in Pension value was $265,073 while his SERP value increased $2,087.

(7)

All Other Compensation includes perquisites (aggregate amounts for perquisites less than $10,000 are not disclosed), Company contributions to the named executive officer’s 401(k) Plan and company paid life, health and disability insurance premiums. Perquisites are valued based on their incremental cost to the Company in accordance with SEC regulations. Aggregate perquisites of $15,200 were provided to Mr. Wilson in 2014 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include a country club membership, the personal use of a Company automobile and a retirement gift of his Company automobile.

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2014: Mr. R. Adams – 23.64%; Mr. Consagra – 33.07%; Mr. R. Adams, Jr. – 32.77%; Mr. Smith – 28.90%; and Mr. Wilson – 34.88%.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of all plan-based awards in the fiscal year 2014 to the named executives.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($) (1)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Adams	2/24/2014	—	$540,000	$648,750	—	33,300	—	19,300	—	$28.89	$771,363
James J. Consagra, Jr.	2/24/2014	—	$140,800	$198,000	—	11,100	—	3,100	—	$28.89	$160,821
Richard M. Adams, Jr.	2/24/2014	—	$152,625	$192,500	—	11,100	—	3,100	—	$28.89	$160,821
Craige L. Smith	2/24/2014	—	$75,200	$100,000	—	8,300	—	2,300	—	$28.89	$119,733
Steven E. Wilson	2/24/2014	—	$62,723	$81,000	—	8,300	—	2,300	—	$28.89	$119,733

Footnotes:

(1)

Amounts under United’s Non-Equity Incentive Plan awarded during the year 2014 are based upon performance for the year of 2013 and are therefore set forth in the Non-Equity Incentive Plan compensation column of the Summary Compensation Table for 2013. These amounts were paid March 15, 2014.

(2)

Amounts represent maximum potential payout opportunities for each of the named executive officers. For 2013, the maximum potential non-equity incentive compensation as a percentage of base salary for the named executive officers were as follows: Mr. R. Adams – 75%; Mr. Consagra – 55%; Mr. R. Adams, Jr. – 55%; Mr. Smith – 40%; and Mr. Wilson – 30%.

(3)

Stock option grants in 2014 were made under the United Bankshares, Inc. 2011 Long-Term Incentive Plan as approved by shareholders on May 16, 2011. Stock options were granted on the February 24, 2014 at the grant date closing price based on performance in 2013 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. These options have a term of 10 years. Vesting is based upon continued employment through the vesting date. All options will become immediately exercisable upon a change of control of the Company.

(4)

Shares of restricted stock granted in 2014 were made under the United Bankshares, Inc. 2011 Long-Term Incentive Plan as approved by shareholders on May 16, 2011. Shares of restricted stock were granted on February 24, 2014 based on performance in 2013 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. Recipients of restricted shares do not pay any consideration to United for these shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. Vesting is based upon continued employment through the vesting date. All restricted shares will immediately vest upon a change of control of the Company.

(5)

Amounts in this column reflect the aggregate grant date fair value of stock and option awards granted in 2013 computed in accordance with FASB ASC Topic 718. For options granted in 2014, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $6.42 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.89 years; risk-free interest rate of 2.10%; a volatility factor of 0.312; and a dividend yield of 3.00%. For restricted stock granted in 2014, the grant date fair value was calculated by multiplying the shares awarded by the grant date closing stock price of $28.89.

Employment Contracts of Named Executive Officers

Richard M. Adams, Chairman and Chief Executive Officer of United and United Bank (WV), entered into an employment contract with United effective February 28, 2011. The original term of Mr. R. Adams’ employment contract was three years, with the provision that the contract could be extended annually for one (1) year to maintain a three (3) year contract. This contract was amended on February 23, 2015 to provide for continued employment of Mr. Adams and to extend the term of the contract through March 31, 2018.

Under Mr. R. Adams’ contract, if the contract is terminated for any reason other than cause, Mr. R. Adams, or his family or estate, is entitled to a lump sum payment equal to three times the sum of his prior year’s base salary and target bonus. Under Mr. R. Adams’ contract, cause is defined as based on (i) excessive, unapproved absences, (ii) gross or willful neglect of duty that results in some substantial loss to United, or (iii) fraud or commission of any criminal act, if proven. If the contract is terminated for cause, United must pay Mr. R. Adams’ base salary only for the period of his active full-time employment to the date of termination. Under the contract, Mr. R. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and its subsidiaries. The contract provides for a base compensation of $925,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased.

Bank Owned Life Insurance (BOLI)

United has purchased BOLI policies covering several key company officers including the named executive officers. The purchase of BOLI represents a tax-advantaged financing strategy that permits the Company to meet its increasing benefit liability obligations in a more cost-effective manner. The intent is to create an independent source of funds to recoup some of the benefit expenses. The policies’ earnings, including death proceeds, will be used to offset and recover a portion of the costs to carry the policies. Interest earned on the cash value is not subject to tax unless the policies are surrendered or borrowed against before the insured’s death. United earned the following approximate amounts of income in 2014 related to the BOLI policies on the named executive officers: Mr. R. Adams, $221,000; Mr. Consagra, $42,000; Mr. R. Adams, Jr., $28,000; Mr. Smith, $45,000; and Mr. Wilson, $67,000.

Employee Benefit Plans

Except for the Deferred Compensation Plan applicable to directors, no directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

United’s subsidiaries provide, on a substantially non-contributory basis for all full-time employees, including the named executive officers, life, and disability insurance. Life insurance with a value of 250% of base salary, up to a maximum benefit of $1,000,000, is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual, which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all full-time salaried employees of United and its subsidiaries.

Pension Benefits

Pension Plan. The United Bankshares, Inc. Pension Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular employees (with some exceptions) hired prior to October 1, 2007. Participation is automatic for those employees hired before October 1, 2007 and begins on January 1 or July 1 after an eligible employee completes one (1) year of service (12 consecutive months during which the employee completes at least 1,000 hours of service) and reaches the age of 21.

Normal benefits under the Pension Plan are based on these factors:

•	years of credited service

•	compensation of the employee, and

•	Social Security covered compensation.

An employee is 100% vested when the first of the following occurs:

•	the employee completes at least 5 years of service or

•	the employee reaches the normal retirement date or

•	the employee reaches early or disability retirement (regardless of whether the employee actually retires).

For purposes of calculating benefits under the Pension Plan, compensation is generally the pay an employee receives from United, including any pre-tax savings under a 401(k) plan maintained by United and salary reductions under an Internal Revenue Code Section 125 plan. Compensation does not include overtime, bonuses or director’s fees. Maximum compensation limits for benefit calculations are set by governmental rules. The limit is indexed and may change each year. For 2014, the limit was $260,000.

The employee’s average compensation is used to calculate his or her retirement benefit. Average compensation is the employee’s average pay over the consecutive five years out of the last ten years with the Company that produces the highest average.

Benefits are paid under the Pension Plan when an employee retires. Retirement under the Pension Plan can be normal retirement, early retirement, delayed retirement or disability retirement.

If an employee retires at the normal retirement age of 65, then the employee’s monthly normal retirement benefit is equal to the sum of 1.25% of average compensation and 0.5% of average compensation in excess of Social Security covered compensation, multiplied by years of service up to 25 years. If an employee terminates employment before his or her normal retirement date, the employee is entitled to his or her vested accrued benefit. The employee will receive the benefits upon early retirement or at his or her normal retirement date, whichever comes first.

An employee may elect early retirement after he or she reaches age 55 and has completed at least 5 years of service. The early retirement benefit is equal to the employee’s accrued benefit as of his or her early retirement date. If payment of the early retirement benefit begins before the employee’s normal retirement date, then the benefit is reduced.

Supplemental Executive Retirement Agreements. United has entered into Supplemental Retirement Agreements (“SERPs”) with each of its named executive officers to encourage such officers to remain employees of United. The SERPs are designed to provide a certain level of post-retirement income to the individuals who have a significant impact on the long-term growth and profitability of United. A more detailed description of the SERPs begins on page 39 of this Proxy Statement.

The following table shows the present value of the accumulated benefit under the Pension Plan and the SERPs as well as the years of credited service for each of the named executive officers. The values in the table reflect the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard M. Adams	Pension Plan	46	$1,553,734	—
	SERP	46	$5,883,595	—
James J. Consagra, Jr.	Pension Plan	17	$540,325	—
	SERP	17	$824,286	—
Richard M. Adams, Jr.	Pension Plan	20	$456,639	—
	SERP	20	$756,995	—
Craige L. Smith	Pension Plan	14	$602,091	—
	SERP	14	$169,980	—
Steven E. Wilson	Pension Plan	43	$1,425,364	—
	SERP	43	$452,883	—

The present value of the accumulated benefit for both the SERP and the Pension Plan benefits was calculated using the following weighted-average assumptions: discount rate of 4.35%; compensation increase rate of 3.50% prior to age 45 and 3.00% otherwise; and an investment return of 7.50%. Benefits under both the Pension Plan and the SERP are based on annual base salary and do not include bonuses, directors’ fees, expense reimbursements, and employer contributions to retirement plans. For Mr. R. Adams and Mr. Wilson, the annual benefit under their SERP is further reduced by fifty percent of the annual benefits payable at retirement under Social Security, annual benefits payable at retirement under the Pension Plan and benefits attributable to the portion of the named executive officer’s account balances arising from the Company’s contributions to United’s Savings and Stock Investment Plan.

Benefit figures shown are computed on the assumption that participants will retire at the earliest time available under the plan without any benefit reduction due to age. For the Pension Plan, the earliest retirement age is 55. For the SERPs, the earliest retirement ages without benefit reduction due to age for the named executive officers are as follows: Mr. R. Adams – 65; Messrs. Smith and Wilson – 65; Mr. Consagra – 60 and Mr. R. Adams, Jr. – 55.

The Pension Plan and the SERP are designed to work together to provide each named executive officer with a certain level of benefits. Social Security benefits are deducted from the annual benefits payable under the Pension Plan. The annual benefits under the amended SERP for Messrs. R. Adams and Wilson are reduced by (i) fifty percent of the annual benefits payable at retirement under Social Security, (ii) the annual benefits payable upon retirement under the Pension Plan and (iii) the benefits attributable to the portion of the named executive officer’s account balances arising from the Company’s contributions to the United’s Savings and Stock Investment Plan.

As a general rule, United does not grant extra years of service under the Pension Plan and the SERP. Exceptions may occur, however, in the case of mergers and acquisitions.

Other Employee Plans

Each employee of United, including named executive officers, who completes ninety (90) days of qualified service, is eligible to participate in the United Bankshares, Inc. Savings and Stock Investment Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. United will match 100% of the first 3% of salary deferred and 25% of the next 1% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United’s common stock. Purchases made by employees under this plan are coordinated by the Personnel and Shareholder Relations Department of United Bank (WV), and involve stock purchased at market price for this purpose.

Non-Qualified Deferred Compensation

United provides a Non-Qualified Retirement and Savings Plan (the “Non-Qualified Plan”), which was amended and restated in November of 2008 to comply with Internal Revenue Code Section 409A, to provide a supplemental savings program for certain employees of the Company who are unable to make meaningful contributions to the United Savings and Stock Investment Plan. This plan is intended to benefit a select group of management or highly compensated employees of the Company. Each participant may elect to defer any percentage of his or her salary and bonus as a supplemental savings contribution. Participants may elect the manner in which their deferral contributions are deemed to be invested provided that no investments are made in assets located outside of the United States.

Participants are not entitled to the Non-Qualified Plan benefits prior to their date of employment termination. The benefits under the Non-Qualified Plan are paid upon a participant’s retirement, disability or termination of employment are paid either as a single lump sum or substantially equal installments over a period of not less than three nor more than ten years as elected by the participant. Upon death of a participant, his or her named beneficiary(ies) will receive such participant’s benefits payable under the Non-Qualified Plan.

Each investment is subject to market risk. The degree of market risk varies by investment.

The following table shows the contributions, earnings and year-end balances for 2014 with respect to non-qualified deferred compensation plans for the named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard M. Adams	—	—	—	—	—
James J. Consagra, Jr.	—	—	$959	—	$21,965
Richard M. Adams, Jr.	—	—	$4,880	—	$986,490
Craige L. Smith	—	—	$398	—	$5,498
Steven E. Wilson	—	—	$4,838	—	$48,164

Footnotes:

(1)	None of the earnings shown above or in the previous year represent above-market or preferential earnings and, thus, are not included in the Summary Compensation Table.

The amount of earnings for the named executive officers in the year of 2014 by investment option is as follows:

Fund Name	Aggregate Earnings in Last FY	Total Return in Last FY
Ally Bank Corp BD 1.5%	$(3,108)	-1.50%
American Century VP Med Cap Value Fund	—	16.42%
American Express Centurian 1.15%	340	-0.49%
Cash Account	6,122	1.67%
Discover Bank .35%	—	0.00%
Discover Bank Corp BD ..4%	—	0.00%
Dreyfus IP Small Cap Stock Index Portfolio SC	—	5.12%
Dreyfus Stock Index Fund IS	3,482	13.42%
Federated Quality Bond Fund II	—	3.79%
Fidelity Freedom 2020 SVC	—	4.66%
Fidelity Freedom 2030 SVC	—	4.86%
GE Money Bank Corp BD 1.05%	—	0.03%
Ivy Funds VIP Science and Technology	—	2.91%
Janus Aspen Forty Portfolio Service Shares	111	8.47%
Janus Global Technology Portfolio Service Shares	—	9.35%
MFS VIT Value Series	—	10.20%
Nationwide NVIT Mid Cap Index I	1,339	9.42%
Nationwide NVIT Money Market	—	0.00%
NVIT Government Bond Fund	1,265	4.57%
NVIT International Equity Fund	(1)	-0.45%
PIMCO VIT Total Return Portfolio AS	—	4.27%
Pioneer Hi Yield VCT-Class I	—	0.08%
Wells Fargo Advantage Discovery Fund	—	0.36%
United Bankshares, Inc. Common Stock	1,525	23.15%
Total	$11,075

Potential Payments upon Termination or Change in Control

Supplemental Executive Retirement Agreements. On July 27, 1990, United entered into a Supplemental Retirement Agreement (“SERP”) with Mr. Richard M. Adams. The agreement was amended on November 1, 2001, and was further amended in November of 2008 to comply with Internal Revenue Code Section 409A. This amended agreement provides for an annual supplemental retirement benefit upon Mr. Adams reaching age 65 or upon the later termination of his employment with United or an affiliated or successor entity to United, whichever last occurs. On February 28, 2011, the agreement was further amended to change the benefits payable under the SERP. Under the amended agreement, the annual benefit will be equal to seventy percent (70%) of the average of Mr. R. Adams’ three highest base salaries, reduced by (1) fifty percent of benefits paid upon retirement under Social Security, (2) annual benefits payable upon retirement under the Pension Plan, and (3) the annual amount of benefits payable to Mr. R. Adams upon his normal retirement age, on a single life annuity basis, attributable to the portion of Mr. R. Adams’ account balances arising from employer contributions under the United Savings and Stock Investment Plan. The amended agreement continues to provide for reduced benefits for early retirement before age 65 as well as payments to his spouse or his estate if unmarried in the event of his death. The benefits under the amended agreement are fully vested in Mr. R. Adams and survive his termination of employment from United or an affiliated or successor entity to United for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination, expiration of contract or disability.

On October 1, 2003, United entered into SERPs with the named executive officers, Richard M. Adams, Jr., James J. Consagra, Jr., and Steven E. Wilson to encourage them to remain an employee of United. These Supplemental Retirement Agreements were amended in November of 2007 to add a death benefit payable to the participant’s beneficiary and amended in November of 2008 in order to comply with Internal Revenue Code Section 409A.

On February 28, 2011, the SERP for Mr. Wilson was amended to change the benefits payable under the SERP. The amended agreement for Mr. Wilson provides that when Mr. Wilson retires at age 65 or later, he receives an annual benefit equal to seventy percent (70%) of his total base salary projected to be in effect at age 65 reduced by (1) fifty percent of benefits paid upon retirement under Social Security, (2) annual benefits payable upon retirement under the Pension Plan, and (3) the annual amount of benefits payable to the executive upon his normal retirement age, on a single life annuity basis, attributable to the portion of his account balance arising from employer contributions under the United Savings and Stock Investment Plan. The annual benefit will be paid monthly for a period of fifteen (15) years. The executive may retire early at the age specified in the SERP and receive a benefit equal to 60% of the executive’s final pay based on the same provisions set forth above.

The amended SERPs for Mr. Consagra and Mr. R. Adams, Jr. provide that each will receive upon retirement on or after the age set forth in the SERPs, an annual benefit equal to $100,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Consagra or Mr. R. Adams, Jr. retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at age 55 for Mr. R. Adams, Jr. for a separation from services before age 55, or starting at age 60 for a separation from service before the age of 60 for Mr. Consagra.

On November 7, 2014, United entered into a SERP with the named executive officer, Craige L. Smith. The SERP provides that Mr. Smith will receive, at the age set forth in the SERP, an annual benefit equal to $50,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Smith retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a three (3) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at the date of separation of service for a separation of service at or after age 65 or starts at age 65 for a separation from service before the age of 65.

Change of Control Agreements. In March of 1994, United entered into an agreement with named executive officer Steven E. Wilson to encourage him not to terminate his employment with United because of the possibility that United might be acquired by another entity. In August of 2000, United entered into similar change of control agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. The Change in Control Agreements were subsequently amended and restated in November of 2008 to comply with the requirements of Internal Revenue Code Section 409A. The Board of Directors determined that such an arrangement was appropriate, considering the entry of large regional bank holding companies into United’s market areas. The agreements were not undertaken in the belief that a change of control of United was imminent.

Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination within two years following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if (i) the officer voluntarily terminates employment within two years of a change in control because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent; (ii) upon a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; (iii) upon geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control; (iv) upon failure by United to obtain assumption of the contract by its successor or (v) upon any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

Under the agreements, a change of control is defined in Section 409A and the regulations issued thereunder and includes:

•        a change in the ownership of United which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of United that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of United,

•        a change in the effective control of United, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of United possessing 30% or more of the total voting power of United, and also to occur on (2) the date a majority of members of United’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of United’s board of directors before the date of the appointment or election, and

•        a change in the ownership of a substantial portion of United’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from United that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of United immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of United, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under the agreements, severance benefits include: (a) cash payment equal to the officer’s monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of a pro-rata amount of the cash incentive award, if any, awarded to executive under United’s Incentive Plan; and (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the period of time during which the officer would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if the officer elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty-six (36) months following the date of termination.

The agreements do not affect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary if such termination or change takes place within two years after the change of control.

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2014 (the last business day of 2014). The amounts in the row labeled “If Change in Control (CIC) Termination Occurs during FY 2014” assume that a change in control occurred on December 31, 2014. We are required by the SEC to use these assumptions. With these required assumptions, the Company believes that the remaining assumptions listed in the footnotes below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2014, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Incremental Value Transfer	Richard M. Adams (2)	James J. Consagra, Jr. (3)	Richard M. Adams, Jr. (4)	Craige L. Smith (5)	Steven E. Wilson (6)
If Retirement or Voluntary Termination Occurs during FY2014	—	—	—	—	—
If Termination for Cause Occurs during FY2014	—	—	—	—	—
If Termination Without Cause Occurs during FY2014	$2,595,000	—	—	—	—
If Change in Control (CIC) Termination Occurs during FY2014 (1)	$4,453,440	$1,800,754	$1,773,945	$368,353	$1,278,637
If Disability Occurs during FY2014	$2,595,000	$1,320,000	$2,280,000	$240,000	—
If Death Occurs during FY2014	$4,595,000	$900,000	$875,000	$625,000	$675,000

Footnotes:

(1)

The benefits listed in the row entitled “If Change in Control (CIC) Termination Occurs during FY 2014” are payable upon the happening of any of the following events within two years after a change in control: (i) involuntary termination unless the officer is terminated for cause; or (ii) voluntarily termination of the officer’s employment because of (A) a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent, (B) a material reduction in the importance of the officer’s job responsibilities without the officer’s consent, (C) geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control, or (D) failure by United to obtain assumption of the contract by its successor.

(2)

Mr. R. Adams’ severance benefit under an involuntary not for cause termination, voluntary termination within six months after a CIC, death or disability is equal to 3 times his base salary. If the termination for cause is based solely upon (i) excessive absenteeism without approval by United, not caused by disability, (ii) gross or willful neglect of duty resulting in some substantial loss to United after Mr. R. Adams has been given written direction and reasonable time to perform such duties, or (iii) any acts or omissions on the part of Mr. R. Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, or any combination of the above, United must pay Mr. R. Adams’ base salary only up until termination. Otherwise, if Mr. R. Adams is terminated for any other cause, his severance benefit is equal to 3 times his base salary. Assuming the CIC occurred on December 31, 2014, the value of Mr. R. Adams’ stock options would have been $700,299 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($37.45 per share) and the unvested option exercise prices multiplied by the number of options that would have vested (74,925). The value of Mr. R. Adams’ restricted stock would have been $1,158,141 which was calculated using the price per share of the Company’s stock on the date of CIC ($37.45 per share) multiplied by the number of restricted shares that would have vested (30,925). Mr. R. Adams is fully vested in the benefits under his SERP Agreement for CIC, dismissal with or without cause, voluntary termination, expiration of contract or disability. Upon Mr. R. Adams’ death, his named beneficiary(ies) will receive a benefit of $2,000,000 from a company-paid life insurance policy.

(3)

Mr. Consagra’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. Consagra is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty six (36) months following the applicable termination within two years after a CIC. Assuming the CIC occurred on December 31, 2014, the value of Mr. Consagra’s stock options would have been $233,433 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($37.45 per share) and the unvested exercise prices multiplied by the number of options that would have vested (24,975). The value of Mr. Consagra’s restricted stock would have been $261,214 which was calculated using the price per share of the Company’s stock on the date of CIC ($37.45 per share) multiplied by the number of restricted shares that would have vested (6,975). If Mr. Consagra becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Consagra’s death, his named beneficiary(ies) will receive a benefit of $900,000 from a company-paid life insurance policy.

(4)

Mr. R. Adams, Jr.’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. R. Adams, Jr. is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year and to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed 36 months following the applicable termination within two years after a CIC. Upon a CIC, Mr. R. Adams, Jr.’s unvested options would immediately vest. Assuming the CIC occurred on December 31, 2014, the value of Mr. R. Adams, Jr.’s stock options would have been $233,433 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($37.45 per share) and the unvested exercise prices multiplied by the number of options that would have vested (24,975). The value of Mr. R. Adams, Jr.’s restricted stock would have been $261,214 which was calculated using the price per share of the Company’s stock on the date of CIC ($37.45 per share) multiplied by the number of restricted shares that would have vested (6,975). If Mr. R. Adams, Jr. becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. R. Adams, Jr.’s death, his named beneficiary(ies) will receive a benefit of $875,000 from a company-paid life insurance policy.

(5)

Assuming a CIC occurred on December 31, 2014, the value of Mr. Smith’s stock options would have been $174,549 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($37.45 per share) and the unvested option exercise prices multiplied by the number of options that would have vested (18,675). The value of Mr. Smith’s restricted stock would have been $193,804 which was calculated using the price per share of the Company’s stock on the date of CIC ($37.45 per share) multiplied by the number of restricted shares that would have vested (5,175). If Mr. Smith becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65.Upon Mr. Smith’s death, his named beneficiary(ies) will receive a benefit of $625,000 from a company-paid life insurance policy.

(6)

Mr. Wilson’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. Wilson is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year, and to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty six (36) months following the applicable termination within two years after a CIC. Assuming the CIC occurred on December 31, 2014, the value of Mr. Wilson’s stock options would have been $174,549 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($37.45 per share) and the unvested option exercise prices multiplied by the number of options that would have vested (18,675). The value of Mr. Wilson’s restricted stock would have been $193,804 which was calculated using the price per share of the Company’s stock on the date of CIC ($37.45 per share) multiplied by the number of restricted shares that would have vested (5,175). Upon Mr. Wilson’s death, his named beneficiary(ies) will receive a benefit of $675,000 from a company-paid life insurance policy.

Outstanding Equity Awards at December 31, 2014

The following table sets forth certain information regarding the number and term of stock option and restricted stock awards for each of the named executives as of December 31, 2014.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				(#)	($)		(#)	($)	(#)	($)
Richard M. Adams	11/03/05	30,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	30,000	—	—	$27.7700	11/01/17	—	—	—	—
	01/25/10	60,000	—	—	$22.3100	01/25/20	—	—	—	—
	02/28/11	60,000	—	—	$28.6400	02/28/21	—	—	—	—
	02/27/12	16,650	16,650	—	$29.4000	02/27/22	4,650	$174,143	—	—
	02/19/13	8,325	24,975	—	$26.1900	02/19/23	6,975	$261,214	—	—
	02/24/14	—	33,300	—	$28.8900	02/24/24	19,300	$722,785	—	—
James J. Consagra, Jr.	11/03/05	10,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	10,000	—	—	$27.7700	11/01/17	—	—	—	—
	01/25/10	20,000	—	—	$22.3100	01/25/20	—	—	—	—
	02/28/11	20,000	—	—	$28.6400	02/28/21	—	—	—	—
	02/27/12	5,550	5,550	—	$29.4000	02/27/22	1,550	$58,048	—	—
	02/19/13	2,775	8,325	—	$26.1900	02/19/23	2,325	$87,071	—	—
	02/24/14	—	11,100	—	$28.8900	02/24/24	3,100	$116,095	—	—
Richard M. Adams, Jr.	11/03/05	10,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	10,000	—	—	$27.7700	11/01/17	—	—	—	—
	01/25/10	20,000	—	—	$22.3100	01/25/20	—	—	—	—
	02/28/11	20,000	—	—	$28.6400	02/28/21	—	—	—	—
	02/27/12	5,550	5,550	—	$29.4000	02/27/22	1,550	$58,048	—	—
	02/19/13	2,775	8,325	—	$26.1900	02/19/23	2,325	$87,071	—	—
	02/24/14	—	11,100	—	$28.8900	02/24/24	3,100	$116,095	—	—
Craige L. Smith	11/03/05	4,250	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	5,000	—	—	$27.7700	11/01/17	—	—	—	—
	01/25/10	10,000	—	—	$22.3100	01/25/20	—	—	—	—
	02/28/11	12,500	—	—	$28.6400	02/28/21	—	—	—	—
	02/27/12	4,150	4,150	—	$29.4000	02/27/22	1,150	$43,068	—	—
	02/19/13	2,075	6,225	—	$26.1900	02/19/23	1,725	$64,601	—	—
	02/24/14	—	8,300	—	$28.8900	02/24/24	2,300	$86,135	—	—
Steven E. Wilson	11/03/05	15,000	—	—	$37.1900	11/03/15	—	—	—	—
	02/27/12	8,300	—	—	$29.4000	02/27/22	—	—	—	—
	02/19/13	8,300	—	—	$26.1900	02/19/23	—	—	—	—
	02/24/14	8,300	—	—	$28.8900	02/24/24	—	—	—	—

Footnotes:

(1)	All options except for the options granted in 2014, 2013 and 2012 were vested as of December 31, 2014.

(2)

All unexercisable options consist solely of those options granted in 2014, 2013 and 2012. The options granted in 2014, 2013 and 2012 vest equally over a four-year period ending on February 24, 2018, February 13, 2017 and February 27, 2016, respectively.

(3)	The shares of restricted stock granted in 2014, 2013 and 2012 vest equally over a four-year period ending on February 24, 2018, February 13, 2017 and February 27, 2016, respectively.

(4)	The market value is calculated by multiplying the number of restricted shares that has not vested by the price per share of the Company’s stock on December 31, 2014 ($37.45 per share).

Stock Option Exercises and Stock Vested During 2014

The following table sets forth certain information regarding individual stock option exercises and stock awards vested during 2014 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard M. Adams	—	—	4,650	$134,850
James J. Consagra, Jr.	—	—	1,550	$44,950
Richard M. Adams, Jr.	—	—	1,550	$44,950
Craige L. Smith	—	—	1,150	$33,350
Steven E. Wilson	25,000	$214,918	6,325	$227,154

Footnotes:

(1)	Total value realized is the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)

Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting dates of February 19 ($28.57) and February 27, 2014 ($29.43) except for Mr. Wilson. His restricted stock vested on his retirement date of December 31, 2014 ($37.45).

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on United’s Board of Directors in 2014 except for Mr. Richard M. Adams whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 33. Mr. R. Adams is not compensated for his board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)	Total ($)
Robert G. Astorg	$49,402	—	—	—	—	—	$49,402
W. Gaston Caperton, III	$42,002	—	—	—	—	—	$42,002
Peter A. Converse (1)	$24,152	—	—	—	—	$165,000	$189,152
Lawrence K. Doll (2)	$32,002	—	—	—	$72,849	$120,400	$225,251
W. Douglas Fisher	$23,002	—	—	—	—	—	$23,002
Theodore J. Georgelas	$27,752	—	—	—	—	—	$27,752
F. T. Graff, Jr. (3)	$17,000	—	—	—	—	—	$17,000
Douglas J. Leech	$25,002	—	—	—	—	—	$25,002
John M. McMahon	$45,752	—	—	—	—	—	$45,752
J. Paul McNamara (4)	$48,002	—	—	—	$368,237	—	$416,239
Mark R. Nesselroad	$39,002	—	—	—	—	—	$39,002
William C. Pitt, III	$42,002	—	—	—	—	—	$42,002
Donald L. Unger (5)	$18,425	—	—	—	$17,233	—	$35,658
Mary K. Weddle	$32,552	—	—	—	—	—	$32,552
Gary G. White	$43,002	—	—	—	—	—	$43,002
P. Clinton Winter, Jr.	$62,002	—	—	—	—	—	$62,002

Footnotes:

(1)	Mr. Converse’s “Other Compensation” consists of $165,000 received for services performed under a contract as an independent contractor.

(2)

Mr. Doll’s “Other Compensation” includes a salary of $100,000, amounts reimbursed for medical insurance premiums of $6,000 and perquisites of $14,400 which Mr. Doll receives in his capacity as Chairman of the UB(VA) Board of Directors. The perquisites consist of $14,400 for an automobile allowance.

(3)	Mr. Graff retired from the Board on May 21, 2014.

(4)	In 2014, Mr. McNamara received $258,555 under a SERP Agreement United assumed in the acquisition of Sequoia Bancshares, Inc. which is not included in the table above.

(5)

Mr. Unger retired from the Board on May 21, 2014. In 2014, Mr. Unger received $64,867 under a SERP Agreement United assumed in the acquisition of Premier Community Bankshares, Inc. which is not included in the table above.

(6)

Change in the value of the director’s Pension and SERP during the year of 2014. For Mr. Doll, his Pension value increased $72,849. For Mr. McNamara, his Pension value increased $19,249 and his SERP value increased $348,988. For Mr. Unger, his Pension value increased $17,233 while his SERP value decreased $18,478 and thus was not included.

Each director of the Company, except for Mr. R. Adams, receives an annual retainer fee of $20,000 or $1,667 per month regardless of United Board Meeting attendance. Effective May of 2015, each director of the Company, except for Mr. R. Adams, will receive an annual retainer fee of $25,000 or $2,083 per month regardless of meeting attendance. Mr. R. Adams receives no compensation for his United board service. As members of United Bank’s (VA) Board of Directors (“Bank Board”), Mr. Converse, Mr. Georgelas, Mr. McMahon, Mr. McNamara, Mr. Unger and Ms. Weddle, each receive a fee of $650 for each Bank Board meeting attended.

Each director who serves on the Executive, Audit, Compensation, Risk and Governance and Nominating Committees receives a fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call except for Mr. R. Adams and Mr. Astorg. Mr. R. Adams receives no compensation for serving on any committee. Mr. Astorg, as Chairman of the Audit Committee, receives a retainer payment of $1,200 per month without regard to committee meeting attendance. Mr. Winter, as Chairman of the Compensation Committee, receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. As Chairman of the Governance and Nominating Committee, Mr. McMahon receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. Mr. Nesselroad, as Chairman of the Risk Committee, receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. Mr. Winter, as Lead Director of the independent directors of the Board, receives a retainer payment of $1,500 per quarter without regard to meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call.

On November 24, 2008, the Board of Directors approved a Deferred Compensation Plan (the “Plan”) for the Directors of United as well as for the directors of its banking subsidiaries, United Bank (WV) and United Bank (VA). This Plan was drafted to be compliant with Internal Revenue Code Section 409A. Under the Plan, any director may defer all or any portion of his or her fees for board service. A participant’s deferral account will be held in trust by United until distribution. Amounts deferred under the Plan will be payable twelve months after separation from service in either a single lump sum payment or equal monthly, quarterly or annual installment payments over a period of not more than five years.

Mr. Converse entered into an Independent Contractor Agreement with United Bank (VA) effective April 1, 2014. The Independent Contractor Agreement has an initial two year term which extends for additional one year periods unless terminated by either party at any time on thirty days notice. Compensation under the Independent Contractor Agreement is $220,000 per year to be paid in equal semi-monthly installments.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Compensation Committee Report

The following Compensation Committee Report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that United specifically incorporates it by reference into such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

W. Gaston Caperton, III	John M. McMahon
J. Paul McNamara	Gary G. White
P. Clinton Winter, Jr., Chairman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: W. Gaston Caperton, III, John M. McMahon, J. Paul McNamara, Gary G. White and P. Clinton Winter, Jr. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2014 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as a member of the Compensation Committee or as a director of any other entity whose executive officers have served on the Compensation Committee of the Company or has served as a director of the Company. In addition, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

Nomination of Directors

Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth as follows:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

Stock Transfers

United Bankshares, Inc. common stock is listed on the NASDAQ Global Select Market. The quotation symbol is “UBSI”.

Shareholder Proposals for 2016 Annual Meeting

Presently, the next annual meeting of United shareholders is scheduled for May 16, 2016. Under the SEC rules, any shareholder proposals to be presented at the 2016 Annual Meeting must be received at the principal office of United no later than December 3, 2015 for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Meeting. If the scheduled date for the 2016 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

In order to be considered for possible action by shareholders at the 2016 Annual Meeting, shareholder proposals not included in the Company’s proxy statement must be submitted to the principal office of United by February 17, 2016, which is 45 calendar days before the one year anniversary of the date United released the previous year’s annual proxy statement to shareholders. If notice is not provided by February 17, 2016, the proposal will be considered untimely and, if presented at the 2016 Annual Meeting, the persons named in the Company’s proxy for the 2016 Annual Meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as United’s Restated Bylaws.

Shareholder Account Maintenance

Computershare acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by either contacting:

Computershare	or	United Bankshares, Inc.
P.O. Box 30170		Shareholder Relations Department
College Station, Texas 77842-3170		United Square
(888) 470-5886		Fifth and Avery Streets
www.computershare.com/investor		Parkersburg, West Virginia 26101
(304) 424-8800

Shareholder Communications

Shareholders of United may communicate with the Board of Directors, including non-management directors, by sending a letter to UBSI Board of Directors, c/o W. Mark Tatterson, Corporate Secretary, 514 Market Street, Parkersburg, WV 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.

If the personnel responsible for receiving and processing the communications determine that the substance of the communication is not of a type that is appropriate for delivery to the Board of Directors, the personnel shall take the following action:

•

if the communication is in respect of an individual grievance or other interest that is personal to the party submitting the communication, the personnel shall determine if there exists a standing body or department of the Company which is authorized to deal with communications of this type and, if so, shall forward the communication to that body or department, and shall inform the person submitting the communication of this action; otherwise, the personnel shall take no further action with respect to such communication;

•

if the communication appears to advocate United’s engaging in illegal activity, the personnel shall refer the communication to counsel, which may be counsel in United’s legal department, and if counsel confirms this assessment, the personnel shall take no further action with respect to such communication;

•

if the communication appears to contain offensive, scurrilous or abusive content, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication; and

•

if the communication appears to have no rational relevance to the business or operations of United, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication.

If a communication is not presented to the directors because the personnel responsible for receiving and processing the communications deems that it is not appropriate for delivery to the directors under these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2014. Requests for copies of such report should be directed to Shareholder Relations Department, United Bankshares, Inc., P. O. Box 1508, Parkersburg, West Virginia 26102.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams

Chairman of the Board and

Chief Executive Officer

April 3, 2015

United Bankshares, Inc.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

Vote by Internet
• Go to www.investorvote.com/UBSI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following thirteen nominees:

1.	Election of Directors:	01 - Richard M. Adams	02 - Robert G. Astorg	03 - Peter A. Converse	04 - Lawrence K. Doll	+
		05 - W. Douglas Fisher	06 - Theodore J. Georgelas	07 - John M. McMahon	08 - J. Paul McNamara
		09 - Mark R. Nesselroad	10 - William C. Pitt, III	11 - Mary K. Weddle	12 - Gary G. White
13 - P. Clinton Winter, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2015.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of United’s named executive officers.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡		1 U P X	+
0216FB

Annual Meeting of

United Bankshares, Inc.

Wednesday, May 20, 2015 at 4:00 p.m.

The Mayflower Renaissance Hotel

State Room

1127 Connecticut Avenue, NW

Washington, D.C.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UNITED BANKSHARES, INC.

PROXY FOR 2015 ANNUAL SHAREHOLDERS’ MEETING

Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and W. Mark Tatterson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on March 11, 2015, at the 2015 Annual Meeting of Shareholders to be held at The Mayflower Renaissance Hotel, 1127 Connecticut Avenue, NW, Washington, D.C. on May 20, 2015 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 3, 2015, and hereby revokes all proxies previously given by the undersigned for said meeting.

This proxy confers authority to vote “FOR” proposals 1, 2 and 3. The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise.

(Continued and to be marked, dated and signed, on the other side)